UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Clean Harbors, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

April 24, 2019
Corporate Headquarters
42 Longwater Drive
Norwell, Massachusetts 02061
Tel. 781-792-5000

To Our Fellow Shareholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2019 annual meeting of shareholders, to be held at 10:00 a.m., local time, on Wednesday, June 5, 2019 at the Company’s training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts.

Information about the annual meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

For the 2019 annual meeting, we are again using the “notice and access” method of providing proxy materials via the internet. On or about April 26, 2019, we will be mailing to our shareholders a notice of internet availability of proxy materials, or “e-proxy notice,” containing instructions on how to access our 2019 proxy statement and the 2018 annual report to shareholders (including our 2018 Annual Report on Form 10-K) and instructions on how to vote. The e-proxy notice also contains instructions on how to receive a paper or e-mail copy of the proxy materials.

Your vote is important. If you are unable to attend the meeting in person, it is important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the internet, by telephone, or by mail as described in the e-proxy notice you receive.

Please note that under the current rules of the New York Stock Exchange, your broker will not be able to vote your shares at the annual meeting on the election of directors or on certain other proposals described in the attached proxy statement if you have not given your broker instructions on how to vote. Please be sure to give voting instructions to your broker so that your vote can be counted on the election and such proposals.

Thank you for your continued support of Clean Harbors. We look forward to seeing those shareholders who are able to attend the annual meeting on June 5.

Sincerely,

Alan S. McKim
Chairman of the Board

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, Massachusetts 02061
___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________

Notice is hereby given that the 2019 annual meeting of shareholders of Clean Harbors, Inc. (the “Company”), will be held at 10:00 a.m., local time, on Wednesday, June 5, 2019 at the Company’s training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts, for the following purposes:

1.	To elect two (2) Class III members of the Board of Directors of the Company to serve until the 2022 annual meeting of shareholders and until their respective successors are duly elected;

2.	To hold an advisory vote on the Company’s executive compensation;

3.	To approve the Company's 2019 CEO Annual Incentive Bonus Plan;

4.
To ratify the selection by the Audit Committee of the Company's Board of Directors of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year; and

5.	To act upon such other business as may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on April 15, 2019 will be entitled to notice and to vote at the meeting.

By order of the Board of Directors

C. Michael Malm, Secretary
April 24, 2019
Norwell, Massachusetts
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OVER THE INTERNET, BY TELEPHONE, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE YOU RECEIVE.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE June 5, 2019: The Notice of Annual Meeting, Proxy Statement, and 2018 Annual Report to Shareholders (including the 2018 Annual Report on Form 10-K), are available for viewing, printing and downloading at www.proxyvote.com.

TABLE OF CONTENTS

PROXY SOLICITATION	1	EXECUTIVE COMPENSATION	31
INFORMATION AS TO VOTING SECURITIES	2	Summary Compensation Table	31
SECURITY OWNERSHIP OF CERTAIN		Grants of Plan-Based Awards	32
BENEFICIAL OWNERS AND MANAGEMENT	3	Outstanding Equity Awards at Fiscal
ELECTION OF DIRECTORS	5	Year-End	34
Director Nomination Process and Diversity	5	Option Exercises and Stock Vested	34
Current Directors and Nominees	6	Potential Payments Upon Termination
Directors Standing for Re-election		or Change of Control	35
at the Meeting	6	Pay Ratio Information	35
Continuing Directors Not Standing for		ADVISORY VOTE ON EXECUTIVE
Re-election at the Meeting	7	COMPENSATION	36
CORPORATE GOVERNANCE	9	APPROVAL OF 2019 CEO ANNUAL INCENTIVE
Board Leadership Structure	9	BONUS PLAN	38
Corporate Governance Guidelines, Committee		General	38
Charters and Code of Ethics	10	Administration	38
Director Independence	10	Annual Incentive Bonuses	39
Limitation on Other Board Services	11	Amount of Potential Annual CEO Bonuses	40
Board Committees	11	Term of the Plan	40
Audit Committee	12	Miscellaneous	40
Compensation Committee	13	Vote Required for Approval	40
Corporate Governance Committee	13	RATIFICATION OF SELECTION OF
Environmental, Health and Safety		INDEPENDENT REGISTERED PUBLIC
Committee	13	ACCOUNTING FIRM	41
Compensation Committee Interlocks and		Selection of the Company’s Independent
Insider Participation	14	Registered Public Accountant	41
Communications to the Independent Directors	14	Audit and Related Fees	41
Board Oversight of Risk Management	14	Audit Committee Report	42
Executive Succession Planning	14	SECTION 16(A) BENEFICIAL OWNERSHIP
No Political Contributions	14	REPORTING COMPLIANCE	44
DIRECTOR COMPENSATION	15	SHAREHOLDER PROPOSALS	44
EXECUTIVE OFFICERS	16	OTHER INFORMATION	44
RELATED PARTY TRANSACTIONS	18	OTHER MATTERS	45
COMPENSATION DISCUSSION AND
ANALYSIS	19	Appendix A:
Executive Summary	19
2018 Results Affecting Executive Compensation	21	CLEAN HARBORS, INC. 2019 CEO ANNUAL
Role of the Compensation Committee	22	INCENTIVE BONUS PLAN	A-1
Consideration of Recent Shareholder Advisory
Vote on Executive Compensation	23
Compensation Philosophy and Objectives	23
Use of Compensation Consultants	23
Base Salary	24
Benefits	24
Performance-Based Cash Bonuses	24
Long-Term Equity Incentives	26
Accounting and Tax Considerations	29
Stock Ownership Guidelines	29
Policies Prohibiting Hedging and Short Selling	29
Clawback Policy	30
Employment, Termination of Employment and
Change of Control Agreements	30
Report of Compensation Committee	30

CLEAN HARBORS, INC.
42 Longwater Drive
Norwell, MA 02061
_________________________

PROXY STATEMENT
_________________________
This proxy statement and the accompanying notice of annual meeting of shareholders are being furnished to the holders of common stock, $0.01 par value (“common stock”), of Clean Harbors, Inc., a Massachusetts corporation (the “Company” or “we”), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2019 annual meeting of shareholders and any adjournment thereof. The annual meeting will be held at the Company's training facility located adjacent to the Company headquarters at 101 Philip Drive, Norwell, Massachusetts, on June 5, 2019, commencing at 10:00 a.m., local time.
PROXY SOLICITATION
For the 2019 annual meeting, we are again using the “notice and access” process permitted by the Securities and Exchange Commission to distribute proxy materials to our shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of such proxy materials on that website by distributing a notice of internet availability of proxy materials, or “e-proxy notice,” rather than mailing hard copies of all of these materials. We expect this process to lower the cost of the annual meeting, expedite receipt of the meeting materials and preserve natural resources.
The e-proxy notice also includes instructions for how to request a paper copy of our proxy materials or an electronic copy by e-mail. Your request to receive proxy materials in paper form by mail or electronically by e-mail will remain in effect for future meetings until you revoke it.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the shareholder of record with respect to those shares and the e-proxy notice is being sent directly to you. As a shareholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by telephone, via the internet, or, if you request a paper copy of the proxy materials, by completing, signing, dating and returning the proxy card provided. You may revoke your proxy before it is exercised at the annual meeting by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company, by voting again by telephone or via the internet, or by voting in person at the annual meeting. Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in “street name” by a broker or other nominee, you are considered the beneficial owner of such shares and a form of e-proxy notice is being forwarded to you by the broker or nominee which is the shareholder of record with respect to those shares. As a beneficial owner of the shares, you have the right to direct your broker or nominee on how to vote the shares held in your account. You may provide this direction by following the instructions on the form of voting instructions you receive from your broker or the e-proxy notice you receive. If you request a paper copy of the proxy materials, your broker or nominee will enclose or provide voting instructions for you to vote your shares. Although you have the right to direct how your shares are voted, the entity that holds your shares is the shareholder of record for purposes of voting at the annual meeting. Accordingly, because you are not the shareholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or nominee giving you the right to vote the shares at the meeting. If your shares are held of record by a broker or nominee and you wish to change your voting instructions, you must contact your broker or nominee to revoke any prior voting instructions.
If you wish to attend the annual meeting in person, please bring with you the e-proxy notice you have received and a government-issued proof of identity (such as a driver's license).
The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company's directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This proxy statement and the accompanying proxy form are first being made available to shareholders beginning on or about April 26, 2019.

INFORMATION AS TO VOTING SECURITIES
On April 15, 2019, the record date for the annual meeting, there were 55,870,615 issued and outstanding shares of common stock. The presence in person or by proxy of a majority of shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Each share is entitled to one vote. Only shareholders of record at the close of business on the record date will be entitled to vote at the meeting. Votes cast by proxy or in person at the meeting will be counted by one or more persons appointed by the Company to act as election inspectors for the meeting.
At the annual meeting, the shareholders will vote upon proposals to (i) elect two Class III directors, (ii) approve an advisory vote on executive compensation, (iii) approve the Company's 2019 CEO Annual Incentive Bonus Plan, and (iv) ratify the selection by the Audit Committee of the Company's Board of Directors ("the Audit Committee") of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year. Election of each of the Class III directors will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the meeting, and votes withheld from any nominee for election as a director will have the effect of “against” votes. Approval of the advisory vote on executive compensation and the votes to approve the Company's 2019 CEO Annual Incentive Bonus Plan and ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will each require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposals. Abstentions on such election and each of the other proposals, and any broker “non-votes,” will be counted as present or represented for purposes of determining the presence of a quorum for the meeting but will not be taken into account in the voting.
Broker “non-votes” occur when a broker holding shares in “street name” votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner of such shares. Usually, this would occur when brokers holding stock in “street name” have not received voting instructions from clients, in which case the brokers (as holders of record) are generally permitted by the rules of the New York Stock Exchange to vote only on “discretionary” matters. Under the New York Stock Exchange's current rules, brokers will not be permitted to vote shares for which they have not received voting instructions in favor of the proposed election of the Class III directors, advisory approval of executive compensation or approval of the Company's 2019 CEO Annual Incentive Plan. However, under such rules, the proposed ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year is a “discretionary” matter, and brokers will therefore generally be able to vote shares held in “street name” on such matter without receiving instructions from the beneficial holders of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below describes the “beneficial ownership” of the Company's common stock as of April 15, 2019, by (i) each of the Company's directors, principal executive officer, principal financial officer and the three other current executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company's current directors and executive officers as a group. Rule 13d-3 of the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise dispositive power, or to share in the right to vote or exercise dispositive power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. Each named owner has sole voting and dispositive power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Alan S. McKim	4,021,666	7.2%
Eugene Banucci	17,736	*
Edward G. Galante	18,864	*
Rod Marlin	43,194	*
John T. Preston	11,663	*
Andrea Robertson	13,929	*
Thomas J. Shields	20,880	*
Lauren C. States	7,049	*
John R. Welch	16,455	*
Michael L. Battles	44,972	*
Eric W. Gerstenberg	86,556	*
David Vergo	24,442	*
Brian P. Weber	54,860	*
All current directors and executive officers as a group (20 persons)	4,518,525	8.1%
_______________________

*	Less than 1%

The following table shows each person or entity which, to the Company's knowledge, as of April 15, 2019, “beneficially owned” (as that term is defined above) 5% or more of the total of 55,870,615 shares of common stock then outstanding. Except as otherwise indicated below, the Company understands that the named person or entity held sole voting and dispositive power with respect to the specified shares.

Name and Address	Number of Shares		Percent
Wellington Management Company LLP	6,448,404	(1)	11.5%
280 Congress Street
Boston, MA 02210

BlackRock, Inc.	4,777,436	(2)	8.6%
55 East 52nd Street
New York, NY 10022

The Vanguard Group	4,542,336	(3)	8.1%
100 Vanguard Blvd.
Malvern, PA 19355

Alan S. McKim	4,021,666		7.2%
Clean Harbors, Inc.
42 Longwater Drive
Norwell, MA 02061

ArrowMark Colorado Holdings, LLC	3,087,587	(4)	5.5%
100 Fillmore Street, Suite 325
Denver, CO 80206
_________________________

(1)
Based upon Amendment No. 7 to Schedule 13G dated December 31, 2018 filed with the SEC, Wellington Management Company LLP is deemed to have beneficial ownership of 6,448,404 shares of common stock, of which such entity held shared dispositive power as to 6,448,404 shares and shared voting power as to 5,264,711 shares.

(2)
Based upon Amendment No. 5 to Schedule 13G dated December 31, 2018 filed with the SEC, BlackRock, Inc. is deemed to have beneficial ownership of 4,777,436 shares of common stock, of which such entity held sole dispositive power as to 4,777,436 shares and sole voting power as to 4,527,483 shares.

(3)
Based upon Amendment No. 6 to Schedule 13G dated December 31, 2018 filed with the SEC, The Vanguard Group is deemed to have beneficial ownership of 4,542,336 shares of common stock, of which such entity held sole dispositive power as to 4,511,206 shares, sole voting power as to 24,386 shares, shared dispositive power as to 31,130 shares and shared voting power as to 11,565 shares.

(4)
Based upon Schedule 13G dated December 31, 2018 filed with the SEC, ArrowMark Colorado Holdings, LLC is deemed to have beneficial ownership of 3,087,587 shares of common stock, of which such entity held sole dispositive power as to 3,087,587 shares and sole voting power as to 3,087,587 shares.

ELECTION OF DIRECTORS
(Item 1 on Proxy Form)
The Board of Directors (the "Board") is the ultimate decision making body of the Company except with respect to those matters reserved by law or the Company's By-Laws to the shareholders. The Board is responsible for selection of the Chief Executive Officer and for advising the Chief Executive Officer with respect to the selection of a management team, providing oversight responsibility and direction to management, and evaluating the performance of management on behalf of the shareholders. As more fully described below, the Board has determined that, except for Alan S. McKim, the Company's Chairman and Chief Executive Officer, all of the current members of the Board are “independent” directors as defined by the rules of the New York Stock Exchange.
During 2018, the Board held six meetings, of which two were held by unanimous written consent. All directors attended at least 75% of each of the meetings of the Board and the committees on which they served. All members of the Board also attended the 2018 annual meeting of shareholders.
The Board of the Company is currently composed of nine directors classified into three classes. There are now four Class I directors, three Class II directors, and two Class III directors. One class of directors is elected each year for a term of three years. The term of the current Class III directors, Andrea Robertson and Lauren C. States, will expire at the 2019 annual meeting. The Board has nominated the two current Class III directors to stand for re-election as Class III directors.
Director Nomination Process and Diversity
As more fully described below under “Corporate Governance - Board Committees,” the Board's Corporate Governance Committee, which is composed solely of independent directors, is responsible for selecting nominees to recommend to the full Board for election as directors. In that capacity, the Corporate Governance Committee and the full Board determine on an annual basis the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. While the Corporate Governance Committee and the full Board do not have any formal policy with regard to gender or racial diversity, the Committee and the full Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders and is one of the factors that they consider when identifying individuals for Board membership. Of the nine current directors of the Company, two are female and one is an African-American.
In evaluating the suitability of individual Board members, the Corporate Governance Committee and the full Board take into account many factors in addition to high personal and professional ethics, integrity and values, including particular industry or geographic experience, understanding of the business of the Company, particular disciplines such as finance, marketing, sales and management, cybersecurity risk experience and personal, educational and professional background. The Corporate Governance Committee and the full Board evaluate each individual in the context of the Board as a whole, with the objective of recommending nominees for election as director who can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using the diversity of experience of the various directors. In choosing individuals to recommend for nomination to the Board, the Corporate Governance Committee seeks individuals with particular skills that the Board may currently lack, or knowledge and experience that the Board is likely to need in the future. The Board also has a policy under which each director who wishes to stand for re-election will be evaluated, prior to being nominated by the Board for re-election, by the other members of the Board based on such director’s contributions to the activities of the Board.
In the past, nominees for the Board have been submitted to the Corporate Governance Committee by members of the Board. However, the Committee will also consider shareholder recommendations for Board candidates. For the 2020 annual meeting of shareholders, names of potential candidates for consideration by the Corporate Governance Committee should be received no later than January 7, 2020. The Corporate Governance Committee will use the same evaluation method described above in assessing any candidates recommended by shareholders. The name of any recommended candidate for director, together with a brief biography, a document indicating the candidate's willingness to serve, and evidence of the nominating person's ownership of Company stock, should be sent to the Chair, Corporate Governance Committee, in the manner described below under “Corporate Governance - Communications to the Independent Directors.”

Current Directors and Nominees
The following paragraphs provide information as of the date of this proxy statement about each of the Company's nine directors. The directors include Andrea Robertson and Lauren C. States, the two current Class III directors standing for re-election, and the seven other directors who will continue to serve in accordance with their current terms as Class I directors until 2020 or Class II directors until 2021. The information includes age, positions, principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and any material legal proceedings during the past ten years which might be relevant to service as a director. In addition to the information presented below regarding each director's specific experience, qualifications, attributes and skills that led the Corporate Governance Committee and full Board to the conclude that he or she should serve as a director, the Corporate Governance Committee and Board also believe that all of the directors have high personal and professional ethics, integrity and values, and each of them has demonstrated business acumen, sound judgment, and a commitment of service to the Company.
Directors Standing for Re-election at the Meeting:

Andrea Robertson Age: 61 Director Class: III Director Since: 2004 Committees: Audit (Chair) Compensation
Ms. Robertson was the Group Executive, Corporate Treasurer of MasterCard Worldwide from 2003 to June 2010. From 1996 to 2003, she held financial management positions with RR Donnelley & Sons Company, and from 1984 to 1996 with International Business Machines Corporation. From 1979 to 1982, she was an auditor with Coopers & Lybrand. She holds a BS in Accounting from Merrimack College and an MBA in Finance/Management Information Systems from the University of Chicago. She is a certified public accountant. She is the Board Chair of Prevent Child Abuse America.

Skills and Qualifications:

Ms. Robertson brings to the Board her considerable knowledge and experience in finance and risk management from her training as an accountant and her work in financial management positions. She qualifies as an “audit committee financial expert” under Regulation S-K of the Securities Exchange Act of 1934.

Lauren C. States Age: 62 Director Class: III Director Since: 2016 Committees: Audit Environmental, Health and Safety
Ms. States retired in 2014 after more than 36 years with IBM Corporation. Prior to her retirement, she served as Vice President, Strategy and Transformation for IBM’s Software Group and as a member of the Growth and Transformation senior leadership team. Her principal responsibilities included leading the global sales force strategy and go-to-market for IBM’s multi-billion dollar software business. From 2008 to 2013, she was a leader in the company’s transformation to cloud computing, working with clients to provide insights to the company’s strategy and serving as Chief Technology Officer in the corporate strategy function. Over her career, she has served in a broad variety of roles including technology, transformation, sales and talent development. Ms. States received her Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania. In 2015, she completed a Fellowship with Harvard University’s Advanced Leadership Initiative. She is a director of Webster Bank (NYSE:WBS), a publicly-held company headquartered in Waterbury, CT, and is a member of the board of Code Nation, a not-for-profit organization which equips students in under-resourced high schools with the skills, experiences and connections that together create access to careers in technology. She also serves as a Trustee for International House, New York.

Skills and Qualifications:

Ms. States brings to the Board her considerable experience in sales, technology and strategy at a major technology company, as well as from serving as a director of another public company. Ms. States has a CERT Certificate in Cybersecurity Oversight issued by the National Association of Corporate Directors and Carnegie Mellon University.

Continuing Directors Not Standing for Re-election at the Meeting:

Eugene Banucci Age: 75 Director Class: I Director Since: 2008 Committees: Lead Director Environmental, Health and Safety
Dr. Banucci is the founder and former Chairman and CEO of ATMI, Inc., a public company that was acquired by Entegris Inc. (NASDAQ: ENTG) in 2014. ATMI was a supplier of specialty materials to the worldwide semiconductor industry. Dr. Banucci served as Chief Executive Officer of ATMI, Inc. from its founding in 1986 until the beginning of 2005. He serves on the boards of directors of Cognex Corporation (NASDAQ: CGNX) and several private companies. Dr. Banucci holds a BA from Beloit College and a Ph.D. in chemistry from Wayne State University.

Skills and Qualifications:

Dr. Banucci brings to the Board considerable experience and skills in growing and managing companies, as well as from serving as the Chairman and CEO and/or director of two other public companies.

Edward G. Galante Age: 68 Director Class: I Director Since: 2010 Committees: Corporate Governance Compensation Environmental, Health and Safety (Chair)
Mr. Galante retired in 2006 after more than 30 years with Exxon Mobil Corporation. Prior to his retirement, he most recently served as a Senior Vice President and member of the Management Committee. His principal responsibilities included the worldwide Downstream business: Refining & Supply, Fuels Marketing, Lubricants and Specialties Marketing and Research and Engineering. He was also responsible for Exxon Mobil's corporate Public Affairs and Safety, Health and Environmental activities. Mr. Galante received his Bachelor of Science degree in civil engineering from Northeastern University, and he now serves as a Vice Chairman of Northeastern's Board of Trustees. He is a director of Linde plc (NYSE: LIN), where he chairs the compensation and executive development committee and sits on the audit committee; Celanese Corporation (NYSE: CE), where he serves as the lead independent director and as a member of the compensation and governance committees; Marathon Petroleum Corporation (NYSE: MPC), where he serves on the compensation and sustainability committees; and the United Way Foundation of Metropolitan Dallas.

Skills and Qualifications:

In addition to his extensive experience with Exxon Mobil in the oil and gas industry, Mr. Galante's services as a director and board committee member of three other major public companies give him valuable insight into corporate governance, public affairs, environmental, compensation and audit matters.

Rod Marlin Age: 71 Director Class: II Director Since: 2009 Committees: Corporate Governance Environmental, Health and Safety
Mr. Marlin was the President and Chief Executive Officer of Eveready Inc., a public company headquartered in Edmonton, Alberta, until it was acquired by Clean Harbors in 2009. From October 2009 until January 2014, Mr. Marlin was the CEO of ENTREC Corporation (TSE: ENT), a public Canadian company which provides crane, heavy haul transportation, engineering, logistics and related services. Mr. Marlin currently serves as ENTREC’s Executive Chairman.

Skills and Qualifications:

Mr. Marlin brings to the Board his extensive knowledge of Canadian culture and business practices, in addition to his skills in acquiring, developing, managing and selling businesses. Such knowledge is particularly relevant to the Company because approximately 17.5% of Clean Harbors’ total direct revenues during 2018 were recorded in Canada.

Alan S. McKim Age: 64 Director Class: II Director Since: 1980 Committees: None
Mr. McKim founded the Company in 1980 and has served as Chairman of the Board of Directors and Chief Executive Officer since its founding. He also now serves as the Company’s President. Mr. McKim holds an MBA from Northeastern University's D'Amore - McKim School of Business and an honorary doctorate from the Massachusetts Maritime Academy. He serves on Northeastern University's Board of Trustees.

Skills and Qualifications:

Mr. McKim is recognized as an industry leader, with more than four decades of experience in the environmental services business. He is also the largest individual shareholder of the Company, and his interests are therefore significantly aligned with those of the other shareholders.

John T. Preston Age: 69 Director Class: II Director Since: 1995 Committees: Corporate Governance Compensation
Mr. Preston is the Managing Partner of TEM Capital, a privately-held equity investment company, and President and Chief Executive Officer of Continuum Energy Technologies LLC, a private company. Mr. Preston is currently a director of numerous private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology (“MIT”). Prior to that he was the Director of the MIT Technology Licensing Office where he was responsible for the commercialization of intellectual property developed at MIT. Some of Mr. Preston's prior appointments include director or advisory positions for the Governor of Massachusetts, the U.S. Department of Defense, the National Aeronautics and Space Administration, and the National Technology Board of Singapore. He holds a BS in Physics from the University of Wisconsin and an MBA from Northwestern University.

Skills and Qualifications:

Mr. Preston brings to the Board his considerable experience in technology development, corporate growth and corporate governance.

Thomas J. Shields Age: 72 Director Class: I Director Since: 1999 Committees: Compensation (Chair) Audit
Mr. Shields is a former Managing Director of and current Senior Advisor to Shields & Company, Inc., a privately-held investment banking firm that he co-founded in 1991. He has served in the past on the boards of several public companies and now serves as a director and chairman of the audit committee of Ensign-Bickford Industries, Inc., a private company. He currently serves as a lecturer on corporate and audit committee governance matters at the D'Amore-McKim School of Business at Northeastern University. Mr. Shields is a graduate of Harvard College and Harvard Business School.

Skills and Qualifications:

Mr. Shields brings to the Board his considerable knowledge and experience in financial and investment banking matters. He is qualified as an “audit committee financial expert” under Regulation S-K under the Securities Exchange Act of 1934.

John R. Welch Age: 62 Director Class: I Director Since: 2014 Committees: Corporate Governance (Chair) Audit
Mr. Welch retired as a Senior Partner from McKinsey & Company, an international consulting firm, in 2015 after 30 years, and is now a Senior Partner Emeritus. While at McKinsey, he served clients across a variety of industries, served as the Managing Partner of McKinsey’s New England Practice from 2007 to 2012, and led the Firm's Strategy Practice from 2001 to 2005. Prior to joining McKinsey, Mr. Welch was a project engineer with Hooker Chemical and with Caltex Petroleum, and worked in the Municipal Lending Group at Bank of America. Mr. Welch also serves as a Director of GFR, Inc, a private company based in San Juan, and is a Senior Lecturer in the Carroll School of Management at Boston College. He holds an MBA from the University of Chicago, and BS and MS degrees in chemical engineering from Cornell University.

Skills and Qualifications:

Mr. Welch brings to the Board his considerable experience in business consulting, operations and finance.

Election of each of the two Class III directors who are standing for re-election will require the affirmative vote of the holders of a majority of the total shares of common stock cast on such election at the annual meeting. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted to elect Ms. Robertson and Ms. States as Class III directors of the Company for a three-year term, until the 2022 annual meeting of shareholders and until their respective successors shall be duly elected. In the event that either of the nominees is unable to stand for election (which event is not now contemplated), the holders of the accompanying form of proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company's Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the election of Ms. Robertson and Ms. States as Class III directors.
CORPORATE GOVERNANCE
Board Leadership Structure
Clean Harbors, Inc. is a Massachusetts corporation, and by statute all public Massachusetts corporations have a staggered board of directors, with either two or three classes of directors, unless the corporation elects to be exempt from this statutory requirement by vote of its board of directors or of two-thirds of each class of stock outstanding. The Board has not elected to exempt, or to recommend that the shareholders exempt, the Company from this statutory requirement because the Board believes that a staggered board promotes continuity and stability.
Alan S. McKim, the Company's founder, now serves and has served since the Company's formation in 1980 as both the Chief Executive Officer and Chairman of the Board. Mr. McKim also serves as the Company’s President. The Board has a Lead Director, nominated by the Corporate Governance Committee and elected by the full Board. The Lead Director is an independent director who presides over executive sessions of the Board, serves as a contact person for correspondence with the independent members of the Board, works with the Chairman in establishing the agenda for Board meetings, and meets with the Chief Executive Officer, in person or by phone, at least quarterly. Eugene Banucci now serves as the Lead Director. Dr. Banucci joined the Board in 2008 and, prior to his election as Lead Director in 2016, served as Chairman of the Compensation Committee and a member of the Audit Committee. The Board has also determined that the Chairs of each of the Board’s four committees should periodically change, and each independent director is now expected to serve on at least two committees except for the Lead Director, who is eligible to attend all committee meetings but may only vote on committee matters where he or she is a member of the committee.
The Board believes its leadership structure to be the most appropriate for the Company at this time because of the efficiency gained by assigning the responsibilities of both Chairman and Chief Executive Officer to Mr. McKim, who has a thorough knowledge of the Company's business and an impressive track record in managing the Company. As the Company's largest individual shareholder, Mr. McKim’s interests are significantly aligned with those of the other shareholders. The Board also believes this structure is appropriate because all of the Company’s directors other than Mr. McKim are “independent,” as described below, and the Board elects from the independent directors a Lead Director with the authority described above.

Corporate Governance Guidelines, Committee Charters and Code of Ethics
The Company's Board of Directors has adopted Corporate Governance Guidelines, charters for each of the Board's committees, and a Code of Ethics which sets forth standards of ethical professional conduct for the officers, directors and employees of the Company and its subsidiaries. Each of those documents is posted on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” A copy may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. In the event that any waiver of the Code of Ethics were to be approved by the Audit Committee or the full Board of Directors, such wavier would be posted on the corporate website.
Director Independence
The Corporate Governance Guidelines adopted by the Board of Directors require that at least a majority of the Board be “independent,” as defined by the rules of the New York Stock Exchange (the “NYSE”) on which the Company's common stock is listed. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director does not, except as a director or shareholder, have a direct or indirect material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In making that determination, the Board must consider all relevant facts and circumstances. In particular (but without limitation as to the potential reasons for which a director might not be determined to be independent), a director is not independent if:

•
The director is, or has been within the last three years, an employee of the Company or the director has an immediate family member who is, or has been within the last three years, an executive officer of the Company.

•
The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
(A) The director or an immediate family member of the director is a current partner of the Company's internal or external auditor; (B) the director is a current employee of the Company's external auditing firm; (C) the director has an immediate family member who is a current employee of the Company's external auditing firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director is, or has been within the last three years, a partner or employee of the Company's external auditing firm and personally worked on the Company's audit within that time.

•
The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers serve or served at the same time on that other company's compensation committee.

•
The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

The Board also has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	Stock Ownership. Ownership of stock in the Company by a director or a director’s immediate family is not considered a relationship which would adversely impact a director’s independence.

•
Commercial Relationships. The following commercial relationships are not considered material relationships that would impair a director’s independence: (i) if a director of the Company is an executive officer or an employee of, or an immediate family member of a director is an executive officer of, another company that does business with the Company and the annual sales to, or purchases from, the Company are less than 1% of the annual revenues of such other company, and (ii) if a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer.

•
Charitable Relationships. The following charitable relationship will not be considered a material relationship that would impair a director’s independence: if a director, or an immediate family member of the director, serves as an executive officer, director or trustee of a charitable organization, and the Company’s discretionary charitable contributions (if any) to that charitable organization in any single fiscal year are less than 1% (or $500,000, whichever is less) of that charitable organization’s annual consolidated gross revenues.

•
Personal Relationships. The following personal relationship will not be considered to be a material relationship that would impair a director’s independence: if a director, or immediate family member of the director, receives from, or provides to, the Company products or services in the ordinary course and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

For relationships not qualifying within the foregoing guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the directors who satisfy the foregoing independence guidelines. For purposes of these guidelines, “immediate family member” has the meaning defined in the NYSE rules. The Board and its Corporate Governance Committee monitor the Board's compliance with the NYSE requirements for director independence on an ongoing basis.
In accordance with current NYSE rules and the Board's own categorical standards of independence, the Board of Directors has determined that the following non-employee directors are “independent” and have no direct or indirect material relationship with the Company except as a director and shareholder: Eugene Banucci, Edward G. Galante, Rod Marlin, John T. Preston, Andrea Robertson, Thomas J. Shields, Lauren C. States, and John R. Welch. Accordingly, the Board has determined that eight out of the total of nine current members of the Board are independent. The Board has also determined that, to the extent (if any) the Company has had during the past three years any commercial relationships with any of the entities with which any of the independent directors are affiliated, those relationships fall below the categorical standards for commercial relationships, were established in the ordinary course of business on an arms-length basis, and are not material to the Company or those individuals or entities. The Board has also determined that Alan S. McKim is not independent, because he is an employee of the Company.
Limitation on Other Board Services
The Board believes that its members should not be prohibited from serving on boards or committees of other organizations, provided there is no actual or apparent conflict of interest between Clean Harbors and such other organizations and provided the member's service with such other organizations will not unduly impinge upon his/her commitment to Clean Harbors. The Board has, however, developed a guideline regarding the members of public company boards on which a director may serve. The number of public company boards on which a director may serve, including the Board, is limited to (i) in the case of a director who is not also a public company chief executive officer, five (5) boards of directors and (ii) in the case of a director who serves as a chief executive officer or in an equivalent position of a public company, two (2) boards of directors in addition to their employer’s board. The Corporate Governance Committee will take into account the nature of and time involved in a director's service on other boards and committees in evaluating the suitability of that person to serve as a director of Clean Harbors. Directors should offer their resignation in the event of a material change in the principal job responsibilities they held at the time of their election to the Board.
Board Committees
The Board has established four committees: the Audit Committee, Compensation Committee, Corporate Governance Committee, and Environmental, Health and Safety Committee. The Board has determined that each committee of the Board consists solely of non-employee “independent directors” as defined by the rules of the New York Stock Exchange which are applicable to membership on such committees, and that each committee member is free of any relationship that would interfere with his or her ability to exercise independent judgment. Based upon their training and experience, as described above under “Election of Directors,” the Board has also determined that each of Andrea Robertson and Thomas J. Shields, who are members of the Audit Committee, qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934 and that Lauren States and John Welch, the other two members of the Audit Committee, are financially literate as required by the NYSE listing rules. All members of the four committees are appointed by the Board, and each committee operates under a charter approved by the Board and available on the Company's website at www.cleanharbors.com under “Investors - Corporate Governance.” Copies may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
The following table describes the members of the four committees of the Board since the Company’s June 2018 annual meeting of shareholders.
Audit Committee
The Audit Committee assists the Board in fulfilling its oversight responsibility and reviews the adequacy and integrity of the Company’s financial statements, financial reporting process and internal controls over financial reporting. The primary responsibilities of the Audit Committee are to select the Company's independent registered public accounting firm, review the scope of and approach to audit work, meet with and review the activities of the Company's internal auditors and the Company's independent registered public accounting firm, fulfill oversight responsibilities relating to the integrity of the Company's financial statements and policies with respect to risk assessment and risk management, and review the Company’s policies regarding employee complaints and a summary of complaints reviewed. The Audit Committee held nine meetings during 2018.
For fiscal 2018, in fulfillment of its responsibilities, among other things, the Audit Committee:

•
Discussed with senior members of the Company’s financial management team and the independent auditors matters associated with accounting principles, critical accounting policies, significant accounting judgments and estimates and internal controls over financial reporting.

•
Held separate private sessions, during its regularly scheduled meetings, with senior members of the Company’s financial management team, with the independent auditors, with the Senior Vice President of Internal Audit and on its own, at which candid discussions regarding financial management, accounting, auditing and internal control matters took place.

•
Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting.

•
Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting.

•	Reviewed and discussed with management the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC.

•	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function.

•
Reviewed with senior members of the Company’s financial management team, the independent auditors and the Senior Vice President of Internal Audit, the overall scope and plans for their respective audits, the results of internal and external audits, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting.

•
Discussed with the Company's counsel legal and regulatory matters that may have a material impact on the Company’s financial statements, and compliance policies and programs, including corporate securities trading policies.

•
Discussed with management guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company, including the internal auditing department, identify, assess and manage the Company’s exposure to risk, including cybersecurity risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Participated, with representatives of management and of the independent auditors, in additional discussions, as requested by the Audit Committee, on areas of the Company’s operations.
Compensation Committee
The primary responsibilities of the Compensation Committee are to recommend to the full Board the base salary for the Chief Executive Officer, review and approve the base salary for the other senior executive officers, administer the Company's management incentive cash bonus plans and equity incentive plans, review and approve certain aspects of the Company's other management compensation policies and monitor executive officer succession planning. Under its charter, the Compensation Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Compensation Committee in its determinations. In connection with each such selection, the Compensation Committee would consider factors that could bear on the independence of each such advisor. Following the completion of each fiscal year, the Compensation Committee evaluates the level of success of the CEO and senior executive staff in achieving their goals during the prior year and, based upon the degree of their success, determines the amount of bonuses (if any) payable to the CEO and senior executive staff. The Compensation Committee held nine meetings during 2018, of which five were by written consent.
Corporate Governance Committee
The primary responsibilities of the Corporate Governance Committee are to serve as a nominating committee for directors and the Lead Director, recommend committee structures, review director independence and compensation, and assist the Board in reviewing the performance of the Board and the Chief Executive Officer. The Corporate Governance Committee held four meetings during 2018.
Environmental, Health and Safety Committee
The primary responsibilities of the Environmental, Health and Safety Committee are to fulfill the Board’s oversight responsibilities for the Company’s policies and practices related to human health and safety, operational safety and regulatory and environmental compliance, and review the impact of these policies and practices on the Company’s corporate social responsibility, sustainability and reputational goals. The Environmental, Health and Safety Committee held three meetings during 2018.

Compensation Committee Interlocks and Insider Participation
No person who served as a member of the Board's Compensation Committee during the last fiscal year (Mr. Shields, Mr. Galante, Mr. Preston and Ms. Robertson) has (i) served as one of the officers or employees of the Company or any of its subsidiaries; or (ii) any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. None of the Company's executive officers serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company's Board or Compensation Committee.
Communications to the Independent Directors
Shareholders and other interested parties may communicate with the Board of Directors by mail or electronically. To communicate with independent members of the Company's Board, correspondence should be addressed to Eugene Banucci, Lead Director, c/o Michael McDonald, General Counsel, Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061-9149, or mcdonaldm@cleanharbors.com. Any such correspondence received will be opened by the office of the General Counsel for the sole purpose of determining whether the contents represent a message to the independent directors. Any communication that is not in the nature of advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the Lead Director for distribution, as appropriate, to the other independent members of the Board.
Board Oversight of Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company's risks. The Board regularly reviews reports from senior management and other information regarding the Company's credit, liquidity and operations and compliance with environmental, health and safety laws and policies, as well as the risks associated with each such matter. The Compensation Committee oversees management of risks relating to the Company's executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, the Company's policies with respect to risk assessment and risk management, including cybersecurity risks, and any potential conflicts of interest arising from related party transactions. The Corporate Governance Committee oversees risks associated with maintaining the independence of the Board of Directors. The Environmental, Health and Safety Committee oversees management of risks associated with environmental, health and safety matters affecting the Company and its employees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also periodically asks the Company's executives to present the most likely sources of material future risks and how the Company is addressing or plans to address any significant potential vulnerability.
Executive Succession Planning
The Board recognizes that succession planning is a key component of the Company’s continued success. Pursuant to the Board’s Corporate Governance Guidelines, on an annual basis, the Board, in its executive sessions, considers and reviews succession candidates for the CEO and other executive leadership positions for both near- and long-term planning. The Board reviews potential candidates for succession planning purposes in light of their performance, leadership qualities and ability to manage additional responsibilities. The Board also considers potential risks regarding the retention of the Company’s current executive officers and succession candidates, the timeline for implementing each succession plan, and the extent of disruption likely to be caused as a result of unplanned attrition. In addition, as part of its risk management process, the Board has developed an interim emergency succession plan.
No Political Contributions
It is the Company’s policy that no Company funds or assets will be used to make a contribution to any political party or candidate. The Company has also not established any political action committee as a forum for employees to voluntarily contribute to a fund that supports any political party or candidate.

DIRECTOR COMPENSATION
During 2018, the Company paid to each non-employee director an annual cash retainer fee of $70,000, plus $24,000 for serving as the Chair of the Audit Committee, $15,000 for serving as the Chair of the Compensation Committee, $12,000 for serving as the Chair of the Corporate Governance Committee or the Environmental, Health and Safety Committee, and $25,000 for serving as the Lead Director. Directors are not paid for attendance at meetings, but they are reimbursed for expenses they incur in connection with service on the Board and its committees. The Company does not provide any pension, deferred compensation, or charitable award programs to any of its directors.
In addition to the cash compensation described above, immediately following the 2018 annual meeting of shareholders, each non-employee director either elected at the annual meeting or continuing to serve as a director received, under the Company’s 2010 Stock Incentive Plan, such number of restricted shares of the Company's common stock as had a market value of approximately $120,000 on the date of such meeting, resulting in a grant of 2,236 restricted shares to each non-employee director. All of the restricted shares granted to the non-employee directors immediately following the 2018 annual meeting will vest at the start of the 2019 annual meeting of shareholders provided such directors continue to serve as directors through such date.
The following table describes the compensation paid by the Company to each of the persons who served as non-employee directors during 2018:

Name	Fees Earned	Stock Awards(1)	Option Awards(2)	All Other Compensation	Total
Eugene Banucci	$95,000	$119,984	$—	$—	$214,984
Edward G. Galante	$82,000	$119,984	$—	$—	$201,984
Rod Marlin	$70,000	$119,984	$—	$—	$189,984
John T. Preston	$70,000	$119,984	$—	$—	$189,984
Andrea Robertson	$94,000	$119,984	$—	$—	$213,984
Thomas J. Shields	$85,000	$119,984	$—	$—	$204,984
Lauren C. States	$70,000	$119,984	$—	$—	$189,984
John R. Welch	$82,000	$119,984	$—	$—	$201,984
____________________________

(1)
The fair value of stock awards is calculated based on the value of the awards on the respective dates of grant using the closing price of the Company's common stock on such dates. As of December 31, 2018, each non-employee director held 2,236 unvested restricted shares.

(2)
None of the non-employee directors was granted any stock options during 2018, nor were any stock options held by them repriced or otherwise modified. There are currently no shares subject to stock options (vested and unvested) held by non-employee directors.

EXECUTIVE OFFICERS

The Company’s current executive officers and their respective ages as of February 28, 2019, are as follows:

Name	Age	Position
Alan S. McKim	64	Chairman of the Board of Directors, President and Chief Executive Officer
Michael L. Battles	50	Executive Vice President and Chief Financial Officer
George L. Curtis	60	Executive Vice President, Pricing and Proposals*
Eric J. Dugas	40	Senior Vice President, Finance and Chief Accounting Officer
Sharon Gabriel	43	Executive Vice President and Chief Information Officer*
Eric W. Gerstenberg	50	Chief Operating Officer*
Robert Johnston	51	President of Oil & Gas*
Jeffrey H. Knapp	52	Executive Vice President and Chief Human Resources Officer*
Robert Speights	49	Executive Vice President and Chief Sales Officer*
Michael J. Twohig	56	Executive Vice President, Safety and Risk Management*
David J. Vergo	49	President of Safety-Kleen*
Brian P. Weber	51	Executive Vice President, Corporate Planning and Development*
_________________________

*	Officer of a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President and Chief Executive Officer. He has been a director of the Company since its formation. Mr. McKim holds an MBA from Northeastern University.

Michael L. Battles is Executive Vice President and Chief Financial Officer. Mr. Battles joined the Company in September 2013 as Senior Vice President, Corporate Controller and Chief Accounting Officer and was appointed as the Company's Chief Financial Officer in January 2016. Mr. Battles previously served in a variety of senior financial positions at PerkinElmer Inc., a global leader in human and environmental health. Most recently, he was Vice President and Chief Financial Officer of PerkinElmer’s Human Health business, directing financial planning across each of the business units within Human Health. Prior to his role in Human Health, he served as Chief Accounting Officer for several years and Acting Chief Financial Officer during a one-year search period. Mr. Battles holds a BS in Business Administration with a concentration in Accounting from the University of Vermont and is a certified public accountant.

George L. Curtis is Executive Vice President, Pricing and Proposals. Mr. Curtis joined the Company in 1980, and has served in a variety of management positions, the most recent of which were Senior Vice President of Pricing and Proposals and Vice President of Marketing. Mr. Curtis holds a BA in Biology from Columbia University and an MBA from Northeastern University.

Eric J. Dugas is Senior Vice President, Finance and Chief Accounting Officer. He was appointed to that position in January 2016. Prior to joining the Company in March 2014 as Director of External Reporting and Technical Accounting, Mr. Dugas spent 13 years with Deloitte & Touche LLP where he held several positions of increasing management responsibility. Mr. Dugas holds a BS in Accounting from Boston College and is a certified public accountant.

Sharon Gabriel is Executive Vice President and Chief Information Officer. She was appointed to that position in October 2018. She joined Clean Harbors in 2001 and has held a variety of positions of increasing responsibility with the most recent prior position being Senior Vice President of Management Information Systems. Ms. Gabriel is leading the Company’s push toward innovative technologies related to artificial intelligence, robotic process automation, and many mobility applications. She holds a BS in Environmental Science from New England College.

Eric W. Gerstenberg is Chief Operating Officer. He was appointed to that position in January 2015. His focus and responsibilities include sales and operations oversite of Clean Harbors Environmental Services including Technical Services, Field Services, Industrial Services, Facilities Management, Daylighting, Transportation and Regulatory Compliance. Mr. Gerstenberg started with the Company in 1989 in Field Operations. From 1989 to 1997, he held a variety of management positions including General Manager of multiple facilities. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately-owned environmental services company. Mr. Gerstenberg rejoined the Company in June 1999 as Executive Vice President - Environmental Services and became President, Environmental

Services in June 2014. Mr. Gerstenberg holds a BS in Engineering from Syracuse University. In 2017, he attended and received certification at the Harvard Business School Advanced Management Program (AMP193).

Robert Johnston is President of Oil & Gas. He joined the Company in early 2017, after an international career that included executive positions at several Fortune 500 global firms. Over a seven-year period, he served in a variety of senior leadership roles for AECOM, an $18 billion multinational engineering firm, most recently as Executive Vice President, End Markets. Prior to AECOM, Mr. Johnston worked for more than five years at Earth Tech, a Tyco International Ltd. company, where he concluded as Senior Vice President, Global Operations. He was directly responsible for the turnaround of several underperforming businesses during his time at both Earth Tech and AECOM. Mr. Johnston spent the first nine years of his career in a variety of project management, engineering and division manager roles in both the United Kingdom and Canada. He holds a Bachelor of Engineering degree in Civil Engineering with Architecture from Leeds University and an Executive MBA from University of Calgary. Mr. Johnston also has earned designations as a Chartered Engineer (UK) and Professional Engineer in several provinces in Canada.

Jeffrey H. Knapp is Executive Vice President and Chief Human Resources Officer. He joined the Company in February 2018 after a diverse human resources career spanning a broad range of industries including retail, financial services, manufacturing, technology, consulting and healthcare. Most recently, he was Vice President, Human Resources, North America, for Dollar Financial Group, one of the largest providers of nonstandard consumer financial products in the world. Prior to Dollar Financial, Mr. Knapp was Senior Vice President, Head of Human Resources, for Harvest Power, Inc. – a renewable energy start-up in which he helped build the human resource function from scratch in a high-growth, private equity environment. He previously held the role of Senior Director, Human Resource Operations for Take Care Health Systems (a division of Walgreens), was a Principal Consultant for the Newman Group, a division of Korn Ferry and an Organizational Coach for Studer Group. In addition, he held human resource roles of increasing responsibility at Aramark Corporation, concluding as Vice President, Human Resources for the healthcare group. He holds a BA from Mount Vernon Nazarene University and a Masters of Divinity from Nazarene Theological Seminary.

Robert Speights is Executive Vice President and Chief Sales Officer. He joined the Company in October 2018, following a lengthy career in a variety of executive sales and operations roles. He was most recently with Aegion Corporation as Senior Vice President and Chief Sales Officer where he implemented strategic long-term growth plans for its 12 companies that accounted for more than $1.4 billion in revenue. Previously, he was Senior Vice President Business Development, Marketing, and Strategy for Safety Services at Transfield Services with revenues of $5.4 billion. Prior to Transfield, he held a variety of sales, business development and operations roles over a 20-year span at several industrial companies including Aquilex/Hydrochem, MPW Industrial and Dowell/Schlumberger Industrial Service (acquired by HydroChem). He attended the University of Southern Mississippi and Pearl River College earning an Associate of Science with a concentration in Electronics.

Michael J. Twohig is Executive Vice President, Safety and Risk Management. Mr. Twohig joined the Company in 1999 and has served in a variety of management positions, the most recent of which was Executive Vice President and Chief Administrative Officer. From 1996 to 1999 he served as Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a building systems company. Mr. Twohig holds a BS in Accounting from Boston College and an MBA from Rivier College.

David J. Vergo is the President of Safety-Kleen. He joined the Company in October 2016, following a 25-year career in the environmental and chemical industries, from Univar, the largest chemical distributor in the United States, where he most recently was the President of Industrial Chemical Sales. Prior to Univar, Mr. Vergo worked for Dow Chemical as the Business Director and Global Marketing Manager of the world’s largest solvent business. In addition, he held other roles at Dow, including as Director of Distribution and Strategic Planning Leader, where he led the formation of the Dow Oil and Gas business unit. Mr. Vergo spent the first six years of his career in the environmental industry with PDC Environmental Services in Peoria, Illinois., a solid and hazardous waste full-service company. He holds a BA in Chemistry from Bradley University and an MBA from Cardinal Stritch University.

Brian P. Weber is Executive Vice President, Corporate Planning and Development. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Senior Vice President of Transportation, Vice President of Strategic Initiatives, Vice President of Central Services, and Vice President, Technical Services. Mr. Weber holds a BS in Business Management from Westfield State College.

RELATED PARTY TRANSACTIONS

During the fiscal year from January 1 to December 31, 2018, the Company entered into the following transactions with entities or persons affiliated with a director or executive officer of the Company and made payments of:
(i) approximately $285,000 to ENTREC Corporation, a publicly-held company of which Rod Marlin, a director of the Company, was from 2009 until January 2014 the Chairman and Chief Executive Officer, is now the Executive Chairman and of which he beneficially owns approximately 5.0% of the outstanding common shares, for crane and transport services, which fees represented less than 1.0% of ENTREC’s total revenues for 2018; and
(ii) approximately $299,000 to William McKim (the son of Alan S. McKim, the Company’s Chief Executive Officer), and approximately $297,000 to Heath Kight (the son-in-law of Mr. McKim), as compensation for their respective employment by subsidiaries of the Company.
All of the transactions described above occurred in the Company's normal course of operations and were at rates comparable to those which would have been obtainable from unaffiliated third parties.
Except as described above, the Company did not participate during 2018 in any transactions involving amounts exceeding $120,000 in which any of the Company's directors, executive officers or beneficial holders of more than 5% of the Company's common stock or any of their immediate family members, had a direct or indirect material interest.
Under the written charter of the Audit Committee of the Company’s Board of Directors, the Audit Committee reviews and approves all related party transactions which are required to be disclosed in the Company’s filings with the Securities and Exchange Commission. The Audit Committee is composed solely of directors who satisfy the independence requirements of the New York Stock Exchange for membership on such committee.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis is intended to provide context for the decisions underlying the compensation reported in the Summary Compensation Table below for the Company’s Named Executive Officers. For 2018, the Company’s Named Executive Officers consisted of Alan S. McKim, the Chief Executive Officer (the “CEO”), Michael L. Battles, the Chief Financial Officer (the “CFO”), and the three other executive officers who were employed by the Company at the end of 2018 and had the highest total compensation for 2018. For 2018, those three other executive officers consisted of Eric W. Gerstenberg, the Chief Operating Officer, David Vergo, the President of Safety-Kleen, and Brian P. Weber, Executive Vice President, Corporate Planning and Development. This Compensation Discussion and Analysis addresses the corporate and individual performance goals for senior executive officers, including the Named Executive Officers. Those goals are disclosed in the limited context of the Company’s executive compensation programs and investors should not interpret them as statements of the Company’s expectations or as any form of guidance.
The Company’s executive compensation programs are designed to attract and retain talented executives and align executive performance with the creation of shareholder value. The Compensation Committee of the Company’s Board of Directors (the “Committee”), which during 2018 consisted of the four independent directors named below, believes in pay-for-performance. The Committee designs the Company’s compensation programs such that targeted amounts of at least 70% of the CEO’s and 50% of the other Named Executive Officers’ total potential compensation is at risk based on the Company’s performance or, in the case of certain executive officers, satisfaction of certain personal goals established by the Committee. From time-to-time the Committee grants to certain executive officers time-vesting restricted shares in recognition of an executive's contributions to the Company and/or for retention purposes, which may cause the percentages of an executive's at-risk compensation to differ from the targeted percentages described above.
The Committee has not granted any stock options to any of its executive officers in the past ten years. The at-risk portion of total potential compensation awarded by the Committee consists of cash bonuses which will become payable, and performance-based restricted shares which will vest, only if certain objective goals set by the Committee early in each fiscal year for performance by the Company or by the specific executive officers are satisfied and certain additional requirements concerning continued employment are met. The portion of total potential compensation which is not at-risk consists of base salaries comparable to those offered by other companies with which the Company competes for executive talent, benefits consistent with those available to the Company’s other employees, and time-vesting restricted shares which provide for retention and alignment of the interests of the executives with those of the Company’s other shareholders.
In designing the total potential compensation for Alan McKim, the Company’s CEO, the Committee has also taken into consideration that Mr. McKim is the Company’s founder and largest individual shareholder and therefore his interests are significantly aligned with those of the other shareholders.

Pursuant to its commitment to pay-for-performance, the Committee has implemented the following practices as in effect for 2018:
As illustrated in the tables below, 77% of the CEO’s and 55% of the other Named Executive Officers’ total potential compensation for 2018 was at risk, and 24% and 39%, for the CEO and other Named Executive Officers, respectively, was provided through restricted shares whose value is dependent upon long-term performance and stock-price appreciation of the Company. Any value ultimately realized for these restricted shares will be directly tied to the Company’s absolute and relative stock-price performance and fluctuate in-line with shareholder returns. The tables are based on the following: 2018 base salaries, as discussed on page 24; maximum performance-based cash bonuses approved by the Committee for 2018, as discussed on pages 24-26; and the grant date fair value of performance and time-vesting restricted shares granted by the Committee in 2018, as discussed on pages 26-29.

In establishing the goals for performance-based cash bonuses and performance-based restricted share grants on an annual basis, the Committee has set those goals at levels believed to be sufficiently difficult to achieve in order to provide a significant incentive for participants to improve the Company's performance. The Committee has also obtained advice from CFS Consulting, Inc., a firm specializing in the development and implementation of executive compensation systems, concerning the structuring of the Company's executive compensation plans.
As described below under “2018 Results Affecting Executive Compensation,” the Company’s performance during 2018 improved significantly over the results for 2017 and, in light of the Committee’s pay-for-performance policy, an increase in the Company’s Named Executive Officers’ total compensation for 2018 over 2017 would therefore seem appropriate. However, the Summary Compensation Table below reports total compensation for 2018 for each of the Company’s Named Executive Officers, other than the CEO, Chief Financial Officer and the Chief Operating Officer, less than for 2017. The primary reason for the total compensation decrease for Mr. Vergo and Mr. Weber is that in 2017, the Committee awarded more time-vesting restricted shares than in 2018 to those Named Executive Officers for retention purposes and to align the interests of the Named Executive Officers more closely with those of the other shareholders. Unlike for performance-based restricted shares, the full fair value of all time-vesting restricted shares is reported in the Summary Compensation Table in the year of grant despite vesting subject to continued employment over a number of years.
2018 Results Affecting Executive Compensation
During 2018, the Company’s performance improved significantly over the results for 2017, and the Committee awarded in early 2019 cash bonuses equal to 100% of the maximum total cash bonus which could potentially have become payable for 2018 under the Company’s CEO Annual Incentive Bonus Plan and 99% of the maximum total cash bonuses which could potentially have become payable for 2018 under the Company’s Management Incentive Plan (for senior managers other than the CEO). In addition, because the Company’s performance during 2018 achieved some of the performance goals established by the Committee in March of 2017 and 2018 for the Company’s 2017/2018 and 2018/2019 Long-Term Equity-Incentive Programs (“LTEIPs”), a total of 35% of the awards granted to participants, excluding the CEO, in the 2017/2018 LTEIP and 50% of the performance-based shares which had been awarded to participants, including the CEO, in the 2018/2019 LTEIP, will vest over periods no later than December 31, 2020 (subject to continued employment).
Some of the key factors which related to performance-based compensation for 2018 were as follows:

•	The Company’s total revenue for 2018 increased 12.1% to $3.300 billion, compared with $2.945 billion for 2017.

•
The Company’s “Adjusted EBITDA” for 2018 increased 15.4% to $491.0 million, compared with $425.7 million for 2017. The Company’s Adjusted EBITDA is reported and reconciled to the Company’s net income on page 26 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 which accompanies this proxy statement. Adjusted EBITDA consists of net income (loss), as determined in accordance with generally accepted accounting principles ("GAAP"), plus (or minus) accretion of environmental liabilities, depreciation and amortization, net interest expense, loss on early extinguishment of debt, (benefit) provision for income taxes, and other losses (gains) or non-cash charges (including gain on sale of businesses and goodwill impairment charges) not deemed representative of fundamental operating results.

•
The Company’s “Adjusted Return on Invested Capital” (“Adjusted ROIC”) for 2018 was 5.1%, compared with 3.9% for 2017. Adjusted ROIC is calculated in the following manner: Adjusted EBITDA (as defined above) less (i) depreciation expense and (ii) an assumed income tax expense calculated using a consistent 2017 blended statutory rate and applied to the Adjusted EBITDA less depreciation figure. This resulting returns measure is then divided by the sum of the average shareholder's equity and debt obligation balances for the year, less average excess cash.

Adjusted EBITDA - Depreciation Expense - Income Tax Expense
Average Stockholder's Equity + Average Debt Obligation - Excess Cash

In calculating the return metric shown as the numerator above, amortization expense associated with the Company's intangible assets is excluded from depreciation expense. The assumed blended statutory tax rate utilized in both the FY 2018 and 2017 calculation was 42.5%. This assumption remained consistent over both years so as not to increase the 2018 Adjusted ROIC measure with an otherwise lower tax rate resulting from U.S. tax law changes taking effect commensurate with current enacted tax rates. Excess cash is considered amounts of cash and short-term marketable securities held by the Company in excess of $100 million.

•
The Company’s “Free Cash Flow,” consisting of the Company’s cash flow from operations, excluding cash impacts of items derived from non-operating activities (such as taxes paid in connection with divestitures), less additions to property, plant and equipment plus proceeds from sales of fixed assets, was $195.3 million for 2018, compared with $140.2 million for 2017.

•	The Company’s health and safety compliance performance, as measured by the total recordable incident rate (“TRIR”), was 1.08 for 2018, compared with 1.34 for 2017.
Role of the Compensation Committee
The Committee currently consists of four independent directors. The Committee’s major responsibilities are to recommend to the full Board the base salary for the Company’s CEO, review and approve the base salaries for the other senior executive officers, administer the Company’s management incentive cash bonus and equity incentive plans, review and approve the Company’s other management compensation policies, and monitor executive officer succession planning. As part of such responsibilities, the Committee administers the Company’s CEO annual incentive bonus plan, management incentive plan, and equity incentive plans described below.
Near the beginning of each fiscal year, the Committee works with the Company’s CEO, CFO and Chief Human Resources Officer to establish criteria and performance goals for awards under the cash incentive bonus and equity incentive plans and then determines over the course of the year whether any modifications to such goals are appropriate to adjust for extraordinary events such as a major acquisition or divestiture or a change in GAAP. Following the end of each year, the Committee determines the extent (if any) to which the performance goals for the year were achieved, the amount (if any) of cash bonuses which the Company will pay to the CEO and other executive officers for that year, and the number (if any) of performance-based restricted shares which are to vest, subject to continued future employment, based on the Company’s performance during the year. The Committee also considers proposals from the CEO and Chief Human Resources Officer in connection with determination of compensation for senior executive officers.
Since December 2016, the Committee has delegated to Alan S. McKim, the Company’s CEO, authority to issue each year up to a total of 100,000 performance-based restricted shares under the Company’s Long-Term Equity Incentive Programs and up to a total of 100,000 time-vesting restricted shares under the Company’s 2010 Stock Incentive Plan, each as described below, provided that no one individual may receive more than 3,000 performance-based restricted shares or 3,000 time-vesting restricted shares and no grants (without specific Committee approval) may be made to any Named Executive Officer. All other cash bonuses and equity incentive awards for the CEO and other senior executive officers are granted by the Committee.

Consideration of Recent Shareholder Advisory Vote on Executive Compensation

At the Company’s annual meeting of shareholders held on June 6, 2018, the Company’s shareholders approved by a favorable vote of 95.5% of the shares cast on such proposal an advisory proposal to approve the executive compensation paid by the Company to its Named Executive Officers as described in the Company’s proxy statement for such annual meeting. The Committee considered the results of that advisory vote in connection with its determination of compensation for 2018 by continuing the “pay-for-performance” philosophy and objectives used in prior years.
Compensation Philosophy and Objectives

The Committee’s fundamental philosophy regarding executive compensation is to (i) offer competitive compensation opportunities in order to attract and retain a talented and motivated work force and (ii) align individual compensation with the goals, values and priorities of the Company and the interests of its shareholders by making at least a majority of the Named Executive Officers' total potential compensation be performance-based. Potential compensation for executive officers currently consists of three basic elements: base salary and benefits, performance-based cash bonuses, and awards of long-term equity incentives primarily through performance-based restricted shares.
Use of Compensation Consultants
Under its charter, the Committee has authority to select and retain its own executive compensation consultants, legal counsel and other advisors to assist the Committee in its determinations and, in connection with each such selection and retention, the Committee considers factors that could bear on the independence of each such advisor from the management of the Company. In order to evaluate the competitiveness and appropriateness of the Company’s total compensation and mix of compensation for executive officers, the Committee in May 2018 engaged CFS Consulting, Inc. (“CFS”), a firm specializing in development and implementation of executive compensation systems, to perform a market survey and prepare a report on compensation for executive officers. That review updated the market surveys and reports which CFS had performed for the Committee for 2017 and several prior years.
CFS delivered its report, which was dated November 2018, to the Compensation Committee in December 2018. For purposes of the November 2018 CFS report, in addition to evaluation of larger regional and national surveys, CFS compiled a list of 15 peer companies from similar industries and, to the extent practicable, with similar market capitalization and revenues to those of the Company. These companies are representative of the companies with which the Company competed during 2017 and 2018 for business and executive talent. The companies selected by CFS for purposes of its report were:

Advanced Disposal Services, Inc.	Heritage Crystal Clean, Inc.	Stericycle, Inc.
American Water Works Company, Inc.	Iron Mountain, Inc.	Superior Energy Services, Inc.
Civeo Corp.	Newpark Resources, Inc.	US Ecology, Inc.
Casella Waste Systems	Oil States International, Inc.	Waste Connections, Inc.
Covanta Holding Corp.	Republic Services, Inc.	Waste Management, Inc.
The November 2018 CFS report stated that, while the Company's financial performance during the three years ended December 31, 2017 had generally equaled or exceeded the relative performance of those peer companies whose revenues were between $3.0 and $5.0 billion, the total compensation paid by the Company to its Named Executive Officers was 84% of the average total compensation paid by those peer companies for those years. A significant reason was that, while the Company's Compensation Committee had authorized total potential compensation generally consistent with that for those peer companies, the Company's Committee had set performance goals which were generally more difficult to achieve and therefore the compensation actually paid by the Company to its Named Executive Officers for those years was less than for those comparable peer companies.

The Committee considered that report from CFS for purposes of the Committee’s decisions relating to compensation for 2018 as described in this Compensation Discussion and Analysis and for compensation levels going forward in 2019. Except as described above, CFS did not provide any services to the Company or any of its affiliates during the three years ended December 31, 2018, and the Committee believes that the work of CFS described above did not result in any conflicts of interest.

Base Salary
As described above under “Role of the Compensation Committee,” on an annual basis the Committee recommends to the Company’s Board of Directors the base salary of the CEO, which base salary is then set by the full Board, and the Committee reviews and approves the base salary of each of the Company’s other Named Executive Officers and other senior executives. For 2016, 2017 and 2018, the Committee sought to recommend (for the CEO) and approve (for the other Named Executive Officers) base salaries which were approximately within the middle third of the peer group of comparable companies described.
The Committee recommended that the annual base salary of Mr. McKim, the CEO, be set at $1,265,000 for each of 2016 (effective March 1, 2016), 2017 and 2018, and the Company’s full Board approved those recommendations. The Committee approved annual base salaries of the other Named Executive Officers as follows: Michael L. Battles, the Company’s Chief Financial Officer, $385,000 for 2016 and $425,000 for 2017 (effective August 1, 2017) and 2018; Eric W. Gerstenberg, the Company’s Chief Operating Officer, $575,000 for each of 2016, 2017 and 2018; David Vergo, President - Safety-Kleen, $450,000 for each of 2016 (effective October 1, 2016), 2017 and 2018; and Brian P. Weber, Executive Vice President - Corporate Planning and Development, $415,000 for 2016 (effective March 1, 2016), and $435,000 for each of 2017 (effective June 1, 2017) and 2018. Based on several factors, including observations from the November 2018 CFS report discussed above, the Committee approved an increase in base salary from $425,000 to $540,000 for Mr. Battles effective January 1, 2019.
Benefits
The Named Executive Officers and other senior executive officers received during 2018 the same benefits as other employees of the Company. In the US, these benefits consist of medical and dental coverage, paid 73% by the Company and 27% by the employee; life insurance equal to one times base salary with a cap of $1,000,000 (x1 for accidental death); long- and short-term disability insurance; and participation in the Company’s 401(k) Plan. In Canada, these benefits consist of medical and dental coverage, life insurance equal to two times base salary with a cap of $500,000 (x2 for accidental death); long- and short-term disability insurance with an overall cost share of 71% by the Company and 29% by the employee; and participation in the Company’s Registered Retirement Savings Plan.
Performance-Based Cash Bonuses
The Company maintained for 2018 two plans under which the Committee was authorized to grant cash bonuses to the Named Executive Officers and other members of senior management based upon satisfaction of performance goals established by the Committee during the first quarter of 2018. The first such plan was the 2014 CEO Annual Incentive Bonus Plan (the “CEO Annual Incentive Bonus Plan”), which was approved by the Company’s shareholders at the 2013 annual meeting and amended at the 2014 and 2017 annual meetings, under which potential bonuses for the CEO were calculated for 2014 through 2018. As described elsewhere in this proxy statement under “Approval of 2019 CEO Annual Incentive Bonus Plan,” the Company’s Board of Directors has adopted and is recommending that the stockholders approve a new 2019 CEO Annual Incentive Bonus Plan having terms generally similar to the CEO Annual Incentive Bonus Plan which was previously in effect. The principal purpose of the CEO Annual Incentive Bonus Plan was, and if approved by the Company’s shareholders the 2019 CEO Annual Incentive Bonus Plan will be, to provide an incentive for the CEO to cause the Company to achieve certain specific performance goals established by the Committee in the first quarter of each fiscal year.
The second such plan which the Company maintained for 2018 was (and which the Company now maintains is) the Management Incentive Plan, as amended and restated effective as of January 1, 2017 (the “MIP”), which applies to senior executive officers other than the CEO and under which the Committee can award cash bonuses based on the Company’s and such manager’s achievement of specific performance goals for the year. Acting on the recommendation of the Committee, the Company’s Board of Directors adopted the MIP on March 8, 2017, and the MIP was approved by the Company’s shareholders at the 2017 annual meeting. Potential bonuses for 2017 and 2018 were, and for 2019 through 2021 will be, calculated under the MIP.
Bonus for 2018 under the CEO Annual Incentive Bonus Plan
For 2018, the Committee, after giving consideration to advice received in late March 2018 from one of the Company’s largest stockholders that “Adjusted Return on Invested Capital” (“Adjusted ROIC”) is a more significant consideration than “Free Cash Flow,” selected revenue, “Adjusted EBITDA,”Adjusted ROIC and “TRIR” (as such terms are used in the CEO Annual Incentive Bonus Plan and described in “Overview” above), as the goals for calculating potential bonuses under the CEO Annual Incentive Bonus Plan. The following table describes the level of those goals for 2018, the respective amounts of bonuses that could potentially have become payable at the threshold, midpoint and maximum levels for each of those goals, and the Committee’s determination on March 13, 2019 of the extent (if any) to which each of those goals was achieved during 2018.

	Threshold	Midpoint	Maximum	Achievement
Revenue [including Veolia acquisition]
Goal	$3.045 billion	$3.200 billion	$3.250 billion	$3.300 billion
Potential bonus	$253,000	$506,000	$759,000	$759,000
Adjusted EBITDA
Goal	$440 million	$465 million	$488 million	$491 million
Potential bonus	$379,500	$759,000	$1,138,500	$1,138,500
Adjusted ROIC
Goal	4.40%	4.60%	5.10%	5.10%
Potential bonus	$379,500	$759,000	$1,138,500	$1,138,500
TRIR
Goal	N/A	1.20	1.17	1.08
Potential bonus	$—	$506,000	$759,000	$759,000
Total potential bonus	$1,012,000	$2,530,000	$3,795,000	$3,795,000
As described in the table above, the Company’s performance during 2018 would have resulted in a potential bonus of up to $3,795,000 for 2018 under the CEO Annual Incentive Bonus Plan. However, the CEO Annual Incentive Bonus Plan provided that, notwithstanding the level of achievement of each of the performance goals established by the Committee for any fiscal year, the maximum bonus to be awarded under the CEO Annual Incentive Bonus Plan for any of the fiscal years between 2014 and 2018 was limited to $3,000,000.
The Committee believes that the performance goals established under the CEO Annual Incentive Bonus Plan for 2018 were sufficiently difficult to achieve in order to provide a significant incentive for the CEO to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage the CEO to cause the Company to take any excessive risks in connection with achieving those goals and that, by selecting improvements in health and safety statistics as one of the four goals for 2018, the goals were consistent with reducing the Company’s overall risks.
        Bonuses for 2018 under the MIP
For 2018, the Committee selected in March 2018 a total of 66 managers which included all of the Named Executive Officers other than the CEO (who does not participate in the MIP) to participate in the MIP, with achievement of each such goal being equally weighted at 25% in determining potential bonuses payable under the MIP. Those potential bonuses were equal to between 10% and 50% (depending on their level of management responsibility) of the base salaries of those managers.
For 2018, the Committee selected revenue, EBITDA, Free Cash Flow and TRIR as the goals for calculating potential bonuses under the MIP. As defined in the MIP, “EBITDA” consists of the Company’s Adjusted EBITDA (as defined above under “Overview”) with certain adjustments established by the Committee for amounts which are not derived from the Company’s normal operations and over which the participants in the MIP do not exercise control. For 2018, there were no such adjustments to the Company’s Adjusted EBITDA (as defined above) used to calculate EBITDA under the MIP. As defined in the MIP, “Free Cash Flow” and “TRIR” have the meanings defined above under “Overview,” which are the same definitions as used under the CEO Annual Incentive Bonus Plan.

The table below describes the threshold, midpoint and maximum levels of the four goals for 2018 established by the Committee at its meeting on March 2, 2018, the respective amounts of bonuses that could potentially have become payable at each of those levels, and the Committee’s determination at its meeting on March 13, 2019 of the extent to which each of those goals was achieved during 2018.

	Threshold	Midpoint	Maximum	Achievement
Revenue [including Veolia acquisition]
Goal	$3.045 billion	$3.200 billion	$3.250 billion	$3.300 billion
EBITDA
Goal	$440 million	$465 million	$488 million	$491 million
Free Cash Flow
Goal	$150 million	$155 million	$165 million	$195 million
TRIR
Goal	N/A	1.20	1.17	1.08
Potential total bonus (% of base pay)	3.0-15.0%	10.0-50.0%	14.0-70.0%	14.0-70.0%

In addition to their right to potentially receive bonuses along with the other members of senior management who participated in the MIP during 2018, nine members of the executive staff, including each of the other Named Executive Officers, also participated in a Senior Executive Incentive Program (the “SEIP”) under the MIP. Each participant in the SEIP had a potential right, provided he or she remained an employee of the Company at the time the MIP bonuses became potentially payable in March 2019, to receive a bonus (in addition to the bonus for 2018 for all MIP participants based on achievement of the four goals described above) based on satisfaction of certain personal goals approved by the Committee during the first quarter of 2018. Potential bonuses under the SEIP were between 16% and 20% of base salary for achievement of each personal goal, subject to an aggregate maximum of between 80% and 100% (depending on the executive involved) of base salary for each SEIP participant if all such personal goals were fully achieved. For the SEIP participants whose personal goals were based in part on overall Company economic performance and/or returns to shareholders, the Company’s Adjusted ROIC (as defined above under “2018 Results Affecting Executive Compensation”) was weighted at 30% of the total potential SEIP bonuses for 2018.
Based on the Company’s overall performance during 2018, as described above, and achievement by the SEIP members of certain of their personal goals, the Committee awarded to the executive staff at the Committee’s meeting on March 13, 2019, a total of $8.4 million of MIP bonuses for 2018, consisting of $5.6 million based upon achievement of the four goals described above and $2.8 million based upon achievement of SEIP goals.
The Committee believes that the four goals for Company performance and the SEIP personal goals established under the MIP for 2018 were sufficiently difficult to achieve in order to provide a significant incentive for the participants to improve the Company’s performance during that year. The Committee also believes that such goals did not encourage any of the participants to cause the Company to take excessive risks in connection with achieving the goals and that, by including improvements in health and safety in the overall MIP goals and the SEIP personal goals of certain of the Named Executive Officers, the goals were consistent with reducing the Company’s overall risks.
    Long-Term Equity Incentives
The final element of compensation for senior executives is long-term equity incentives, designed to align the interests of participants with those of the Company’s shareholders and encourage retention of senior executives. Since 2005, the Committee has not provided stock options to any of its executive officers and all of the equity incentives provided have been in two forms, namely (i) performance-based restricted shares (“performance shares”) which vest (subject to continued employment) only if the Company satisfies certain performance goals established by the Committee prior to the grant date and (ii) time-vesting restricted shares (“time-vesting shares”) which vest only if the recipient remains employed by the Company on certain specified future dates and which therefore serve as a retention incentive as well as increasing the respective ownership interest in the Company if the executive remains an employee during such vesting period.

During 2018, the Committee and the CEO (under delegated authority from the Committee as described above) granted, in addition to performance shares as described below, a total of 309,578 time-vesting shares to a total of 155 employees, with vesting generally over either a three or five-year period, which restricted shares had market values ranging from $45.45 to $70.89 per share on the respective dates of grant. Of those 309,578 time-vesting shares, Mr. McKim, the CEO, received no shares, Mr. Battles, the Chief Financial Officer, received 12,074 shares, Mr. Gerstenberg, the Chief Operating Officer, received 8,268 shares, Mr. Vergo, the President of Safety-Kleen, received 3,451 shares, and Mr. Weber, Executive Vice President-Corporate Planning and Development, received 8,336 shares.
The Committee also granted performance shares as a form of long-term equity incentive under the Company’s 2010 Stock Incentive Plan pursuant to Long-Term Equity Incentive Programs (“LTEIPs”) established annually by the Committee pursuant to such Plan. For 2017 and 2018, the Committee granted under such LTEIPs to the CEO and to certain other senior executives and managers primarily constituting the Strategic Leadership Team (“SLT”) performance shares with two-year performance goals as described below and certain additional vesting requirements.
On March 8, 2017, the Committee established for performance-based shares issued under the 2017/2018 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin (namely, Adjusted EBITDA as defined above under “Overview” divided by revenue), Free Cash Flow (as defined above under "Overview"), and TRIR. As described in the table below, each performance goal under the 2017/2018 LTEIP had a relative weight (indicated in parenthesis) of the total and each performance goal had a target and threshold level.

	Target	Threshold	2017 Achievement	2018 Achievement
Revenue (20%)	$3.22 billion	$3.05 billion	$2.945 billion	$3.300 billion
Adjusted EBITDA Margin (30%)	16.6%	16.4%	14.5%	14.9%
Free Cash Flow (30%)	$233 million	$206 million	$140 million	$195 million
TRIR (20%)	1.07	1.09	1.34	1.08
For the performance shares awarded under the 2017/2018 LTEIP to Mr. McKim, the CEO, only the Adjusted EBITDA Margin and Free Cash Flow performance goals were used, and therefore a maximum of 50% of such shares would vest (subject to continued employment) if each of those performance goals were satisfied.
Achievement of each of the four performance goals for the 2017/2018 LTEIP would be determined independently. If the target level for any one or more of the goals were achieved by December 31, 2017, the shares which could potentially vest based on achievement of that goal would vest in two equal installments on March 15, 2018 and December 15, 2018, in each case subject to continued employment on that respective date. For any goal for which the target level was not achieved by December 31, 2017 but either the target or threshold level was achieved by December 31, 2018, all, for target, or 50%, for threshold, of the respective number of shares which could potentially vest based on achievement of that goal would vest in three equal installments on each of March 15, 2019, December 15, 2019, and December 15, 2020, subject to continued employment on those dates. Achieving the threshold level associated with a performance goal results in 50% of the corresponding applicable award being eligible for vesting while achievement at the target level results in 100% of the corresponding award being eligible for vesting. Results falling between the threshold and target levels are eligible for vesting based upon a sliding scale. If the Company did not achieve at least the threshold level for any particular goal by December 31, 2018, all of the performance shares issued under the 2017/2018 LTEIP which could potentially vest based on achievement of that goal would be forfeited.
On June 7, 2017, the Committee granted a total of 164,918 performance shares under the 2017/2018 LTEIP, of which 21,803 were granted to Mr. McKim and 143,115 were granted to a total of 147 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of his base salary for 2017 and, depending upon the level of responsibility of a particular executive within the SLT, he or she received shares valued at between approximately 10% and 70% of his or her base salary for 2017. Each of the Named Executive Officers (other than Mr. McKim) then received the maximum 70% except for Mr. Weber, who received 60%. On August 1, 2017, Michael Battles, the Chief Financial Officer, was also awarded an additional 1,146 performance shares. On August 1, 2017 and October 1, 2017 five additional members of the SLT (none of whom is a Named Executive Officer) also received 1,312 and 2,933 performance shares, respectively.

On March 2, 2018, the Committee determined that the Company’s 2017 revenue, Adjusted EBITDA Margin, Free Cash Flow and TRIR were below the respective target levels for each of those goals as described in the table above, and therefore none of the performance shares which had been granted under the 2017/2018 LTEIP either vested or will vest based on the Company’s performance during 2017. On March 13, 2019, the Committee determined that the target level of the revenue goal and a level between threshold and target of the TRIR goal, which is subject to a sliding scale, under the 2017/2018 LTEIP had been satisfied by December 31, 2018, and therefore 35% of the performance shares which had been issued under that LTEIP to the members of the SLT will vest in equal installments on March 15, 2019, December 15, 2019, and December 15, 2020, subject to continued employment on those dates. However, because the performance goals established for Mr. McKim, the CEO, under that LTEIP were based solely on Adjusted EBITDA Margin and Free Cash Flow and the 2018 results for Adjusted EBITDA Margin and Free Cash Flow were below the threshold levels established by the Committee in March 2017, all of the performance shares which had been issued under the 2017/2018 LTEIP to Mr. McKim, and 65% of the total performance shares which had been issued under that LTEIP to the members of the SLT, were forfeited.
On March 2, 2018, the Committee established, for performance shares to be issued under the 2018/2019 LTEIP to participants other than the CEO, the four performance goals described in the following table based, respectively, on the Company’s revenue, Adjusted EBITDA Margin, Free Cash Flow, and safety performance as measured by TRIR. Each goal under the 2018/2019 LTEIP has a relative weight (indicated in parenthesis) and a target and threshold level (as stated in the table below).

	Target	Threshold	2018 Achievement
Revenue (20%)	$3.40 billion	$3.30 billion	$3.300 billion
Adjusted EBITDA Margin (30%)	15.5%	15.0%	14.9%
Free Cash Flow (30%)	$180 million	$170 million	$195 million
TRIR (20%)	1.15	1.17	1.08
For performance shares to be awarded under the 2018/2019 LTEIP to the CEO, only the Adjusted EBITDA Margin and Free Cash Flow performance goals were selected, and therefore a maximum of 50% of such shares would vest if each of those performance goals were satisfied.
Achievement of each of the performance goals for the 2018/2019 LTEIP described above are determined independently. If the target level for any one or more of those goals were achieved by December 31, 2018, 50% of the shares which could potentially vest based on achievement of that goal would vest on each of March 15, 2019 and December 15, 2019, in each case subject to continued employment on that respective date. For any goal for which the target level was not achieved by December 31, 2018 but either the target or threshold level is achieved by December 31, 2019, all, for target, or 50%, for threshold, of the respective number of shares which could potentially vest based on achievement of that goal will (subject to continued employment) vest in three equal installments on each of March 15, 2020, December 15, 2020, and December 15, 2021. If the Company does not achieve at least the threshold level for a particular goal by December 31, 2019, all of the performance shares issued under the 2018/2019 LTEIP which could potentially vest based on achievement of that goal will be forfeited.
On June 7, 2018, the Committee granted a total of 169,479 performance shares under the 2018/2019 LTEIP, of which 24,252 were granted to Mr. McKim and 145,227 were granted to a total of 124 members of the SLT. Mr. McKim’s shares were valued at approximately 100% of Mr. McKim’s base salary for 2018, and, depending upon the level of responsibility of a particular executive within the SLT, he or she received performance shares valued at between 15% and 75% of his or her base salary for 2018. Each of the Named Executive Officers (other than Mr. McKim) received performance shares then valued at either approximately 75% (Mr. Gerstenberg), 70% (Mr. Battles and Mr. Weber), or 60% (Mr. Vergo) of his 2018 base salary. On September 1, 2018 three additional members of the SLT (none of whom is a Named Executive Officer) also received 2,105 performance shares.
On March 13, 2019, the Committee determined that the Company’s 2018 Free Cash Flow and TRIR target goals described in the table above had been satisfied during 2018 but that the Company’s 2018 revenue and Adjusted EBITDA Margin target goals had not been satisfied. Accordingly, 50% of the performance shares which had been granted under the 2018/2019 LTEIP to both the members of the SLT and the CEO will vest (subject to continued employment) in equal installments on March 15, 2019 and December 15, 2019. Furthermore, the 50% of such performance shares which did not vest and will not vest based on the Company’s 2018 performance will remain subject to potential future either vesting or forfeiture based upon the Company’s performance during 2019.
Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation that may be deducted per “covered employee” to $1.0 million per taxable year. Following the enactment of the Tax Cuts and Jobs Act on December 22, 2017, beginning with the 2018 calendar year, this $1.0 million annual deduction limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. There is no longer any exception to this limitation for qualified performance-based compensation (as there was for periods prior to 2018). Thus, it is expected that compensation deductions for any covered employee will be subject to a $1.0 million annual deduction limitation (other than for certain compensation that satisfies requirements for grandfathering under the new law). Although the deductibility of compensation is a consideration evaluated by the Compensation Committee, the Committee believes that the lost deduction on compensation payable in excess of the $1 million limitation for the Named Executive Officers is not material relative to the benefit of being able to attract and retain talented management. Accordingly, the Compensation Committee will continue to retain the discretion to pay compensation that is not deductible.

Section 409A of the Code requires that “deferred compensation” paid by a company to its current or former employees either comply with certain deferral election, payment timing, and other rules or be subject to a 20% additional income tax and interest at a premium rate imposed on the person who is to receive the deferred compensation. The Company believes that if the adverse tax consequences of Section 409A became applicable to the Company’s compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining employees. The Company therefore intends that its compensation arrangements be compliant with or exempt from Section 409A so that its employees will not be subject to additional income taxes imposed by that Section.
Stock Ownership Guidelines
The Board of Directors has established stock ownership guidelines for directors and executive officers. Directors are expected to hold stock valued at five times their annual cash retainers; the CEO is expected to hold stock valued at six times his annual base salary; the Named Executive Officers (other than the CEO) are expected to hold stock valued at three times their annual base salaries; and other executive officers are expected to hold stock valued at two times their annual base salaries. Other than for forfeitures or sales required to pay taxes, no sales of shares may occur during periods when less than the minimum amount of shares are held.
Valuation of share ownership is determined based upon the three-week average price at year end. Restricted shares subject to time vesting and performance shares which have vested (subject to continued employment) based on achievement of performance goals are included within the total shares held for purposes of the ownership requirements, but performance shares for which the performance goals have not yet been achieved are not included. In the event of hardship affecting any director or executive officer, the Committee has authority to waive the stock ownership guidelines to the extent it deems appropriate. If a director or executive officer is in compliance with the minimum amount of shares, a subsequent decline in the market value of the Company’s common stock will not cause noncompliance provided the director or executive officer continues to hold the same number of shares.
As of December 31, 2018, all of the Company’s directors and executive officers were in compliance with the stock ownership guidelines.
Policies Prohibiting Hedging and Short Selling
The Company’s insider trading policy, as currently in effect, prohibits all directors, officers (including, among others, the CEO and the other Named Executive Officers) from engaging in any transaction entered into for the purpose of reducing or eliminating the market price or investment risk associated with the ownership of the Company’s securities. No covered person may enter into any transaction to buy or sell any contract or other instrument that derives value from the price of the Company’s securities. These types of transactions are commonly known as “hedging.”

The Company’s insider trading policy also prohibits directors and executive officers from selling the Company’s securities short, which is the practice of selling securities that are not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.
Clawback Policy
Any cash bonus awarded by the Compensation Committee to an executive officer is subject to potential repayment if the Company’s financial statements are restated and the Committee determines that any misstatement in such financial statements which gave rise to payment of such bonus resulted from such executive officer’s gross negligence, intentional misconduct or fraud.
Employment, Termination of Employment and Change of Control Agreements
The Company does not typically have term employment agreements with any of its executive officers. However, the Company does provide “change of control” protection under certain performance and time-vesting restricted share award agreements and under retention agreements granted to some executive officers.
In 1998, the Company adopted an Executive Retention Plan (the “Retention Plan”) for certain members of senior management. If designated to participate in the Retention Plan, in order to receive severance payments, each such member must sign a severance agreement and a confidentiality and non-competition agreement under which, among other matters, such member agrees not to compete with the Company for one year following termination of employment. For termination other than for cause and not related to a Change in Control (as defined in the Retention Plan and the severance agreement), the severance agreements provide for payment to the executive of severance equal to base salary for one year (or two years for Mr. Gerstenberg, the Chief Operating Officer), offset by the amount of earnings from other employment obtained, for various periods of time, typically up to a maximum of one year (two years for Mr. Gerstenberg) after termination of employment. In addition to such severance, continued medical, dental, life insurance and other benefits, if any, will be payable to the executive as in effect at the time of his termination of employment for a period consistent with the severance term.
Under the Retention Plan, in the event of a Change in Control, an executive who participates in the Retention Plan will receive the same severance benefits as those described above if either (i) the executive’s employment with the Company is terminated for any reason within 30 days after the Change in Control, (ii) the executive does not receive a position equal to the position that the executive held prior to the Change in Control, or (iii) the executive’s primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive’s position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits.
Report of Compensation Committee
The following independent directors, who constitute the Compensation Committee, have reviewed the foregoing Compensation Discussion and Analysis with the Company’s management and recommended that it be included in this proxy statement.

Thomas J. Shields, Chair Edward Galante John T. Preston Andrea Robertson

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth compensation information for (i) the Chief Executive Officer, (ii) the Chief Financial Officer, and (iii) the three other most highly compensated executive officers of the Company and its subsidiaries who were employed by the Company at the end of 2018 (such five executives being collectively the “Named Executive Officers”). Except as described in footnote (2) below, the “Stock Awards” and “Total” columns in the table include amounts related to performance-based share awards if, as of the end of the respective years shown in the table, the Company's management believed it was then probable that the performance goals relative to awards issued in that year would be achieved. The Named Executive Officers will never realize any value from performance-based share awards if associated performance goals are not achieved. Furthermore, awards where it was initially determined that performance goals were not probable of being achieved may in fact subsequently vest as goals are achieved, and the amounts of related compensation then realized may differ materially from the amounts listed in the Summary Compensation Table and related footnotes. In addition, such time-vesting and performance-based shares are reported in several different tables in this proxy statement, and investors should therefore take care not to “double count” the value of such awards.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation (8)	Total
Alan S. McKim (5)	2018	$1,265,000	$—	$673,599	$—	$3,000,000	$8,274	$4,946,873
Chairman of the Board	2017	$1,265,000	$—	$834,300	$—	$930,196	$7,524	$3,037,020
and Chief Executive Officer	2016	$1,237,500	$—	$—	$—	$—	$7,524	$1,245,024
Michael L. Battles (6)	2018	$425,000	$—	$819,169	$—	$784,080	$1,785	$2,030,034
Executive Vice President	2017	$401,667	$—	$1,092,122	$—	$195,075	$603	$1,689,467
and Chief Financial Officer	2016	$385,000	$—	$858,063	$—	$—	$441	$1,243,504
Eric W. Gerstenberg (7)	2018	$575,000	$—	$688,930	$—	$977,500	$2,199	$2,243,629
Chief Operating Officer*	2017	$575,000	$—	$971,110	$—	$622,068	$947	$2,169,125
	2016	$575,000	$—	$974,402	$—	$—	$947	$1,550,349
David Vergo (4)	2018	$450,000	$—	$335,466	$—	$641,000	$1,470	$1,427,936
President of Safety-Kleen*	2017	$450,000	$—	$729,354	$—	$388,297	$720	$1,568,371
	2016	$112,500	$—	$384,400	$—	$—	$120	$497,020
Brian P. Weber	2018	$435,000	$—	$591,515	$—	$626,400	$1,813	$1,654,728
Executive Vice President	2017	$426,668	$—	$960,604	$—	$341,152	$1,008	$1,729,432
Corporate Planning and Development*	2016	$408,335	$—	$681,563	$—	$—	$585	$1,090,483
__________________________

*	Officer of subsidiary of Clean Harbors, Inc.

(1)
The Compensation Committee granted all cash bonuses (to the extent any were paid) for 2018, 2017 and 2016 to Named Executive Officers as described under the “Non-Equity Incentive Plan Compensation” column pursuant to (i) in the case of Mr. McKim, the CEO Annual Incentive Bonus Plan, or (ii) in the case of the other Named Executive Officers, the Management Incentive Plan (the “MIP”). Except for the CEO Annual Incentive Bonus Plan and the MIP, the Company did not have during 2018, 2017 or 2016 any non-equity incentive plan, long-term cash incentive plan, pension plan or deferred compensation plan under which any of the Named Executive Officers participated.

(2)
The fair value of stock awards is computed in accordance with FASB ASC Topic 718. For time-vesting shares, the full grant date fair value is reported in the grant year. For performance-based shares, the value reported in the grant year is the full grant date fair value, adjusted for the probability of achievement. For the 2018 grant of performance-based awards, 50% of the two-year performance targets were achieved and therefore the 2018 stock awards listed above include 50% of the grant date fair value of performance shares issued in 2018. For 2017 and 2016 performance-based shares, management believed as of the end of those respective years that it was not then probable the two-year performance targets would be achieved in either the grant year or the following year and therefore no grant date fair value is reported. If the remaining 50% of performance criteria included in the 2018 grants and all of the performance criteria included in the 2017 and 2016 grants were to be satisfied, the maximum value of the stock awards (including both performance and time-vesting shares) on the grant date (based on the closing price of the Company’s common stock on the grant dates) would have been greater than the amounts shown above by $673,599,

$1,217,043 and $1,396,542, respectively, for Mr. McKim, $158,429, $288,229 and $255,047, respectively, for Mr. Battles, $229,644, $414,910 and $476,102, respectively, for Mr. Gerstenberg, $143,763, $259,786 and $0, respectively, for Mr. Vergo, and $162,150, $292,943 and $274,921, respectively, for Mr. Weber.

(3)	The Company did not grant any stock options to any of the Named Executive Officers during 2018, 2017 and 2016.

(4)	David Vergo joined the Company in October 2016 as the President of Safety-Kleen.

(5)
The Company’s performance during 2018 would have resulted in a potential bonus for Mr. McKim of up to $3,795,000 for 2018 under the CEO Annual Incentive Bonus Plan. However, the CEO Annual Incentive Bonus Plan provided that, notwithstanding the level of achievement of each of the performance goals established by the Committee for any fiscal year, the maximum bonus to be awarded under the CEO Annual Incentive Bonus Plan for any of the fiscal years between 2014 and 2018 was limited to $3,000,000.

(6)	The Committee approved an increase in base salary from $425,000 to $540,000 for Mr. Battles effective January 1, 2019.

(7)
On February 1, 2019, the Committee granted 20,000 time-based shares to Mr. Gerstenberg, Chief Operating Officer, in order to align more closely his compensation with the compensation of Mr. McKim, Chairman of the Board and Chief Executive Officer.

(8)	All other compensation consists of matching 401(k) Plan contributions and group term life insurance benefits which are available to all employees.

Grants of Plan-Based Awards

The following table sets forth, for each of the Named Executive Officers, (i) the threshold, midpoint and maximum potential cash bonuses which the Compensation Committee approved, subject to achievement of certain performance criteria and personal goals, for payment during the first quarter of 2019 for the year ended 2018 under either the CEO Annual Incentive Bonus Plan or the MIP, and (ii) the time-vesting shares and performance-based shares granted during 2018 under the Company’s 2010 Stock Incentive Plan. The actual amounts of the cash bonuses (if any) which were paid for 2018 under the CEO Annual Incentive Bonus Plan and the MIP, based on the extent of such achievement, to each of the Named Executive Officers are described above in the Summary Compensation Table. During 2018, there were no stock options, stock appreciation rights or other similar plan-based equity awards granted to the Named Executive Officers, and the only grants awarded to such officers under non-equity incentive plans potentially providing for future payouts were the rights described in the table to receive potential cash bonuses during the first quarter of 2019 for 2018 pursuant to the CEO Annual Incentive Bonus Plan or the MIP. Furthermore, no stock options or other awards to the Named Executive Officers were repriced or otherwise modified during 2018.

		Potential Cash Bonuses Under CEO Annual Incentive Bonus Plan or MIP			Time-Vesting Share Awards		Performance-Based Share Awards
						Grant Date Fair Value of Stock Awards(1)		Grant Date Fair Value of Stock Awards(1)
Name	Grant Date	Threshold	Midpoint	Maximum	No. Shares		No. Shares
Alan S. McKim (2)	N/A	$1,012,000	$2,530,000	$3,795,000
	7/1/2018				—	$—	24,252	$1,347,198

Michael L. Battles	N/A	$513,000	$702,000	$810,000
	4/1/2018				5,000	$244,050	—	$—
	7/1/2018				4,074	226,311	5,704	316,857
	8/1/2018				3,000	190,380	—	—

Eric W. Gerstenberg	N/A	$661,250	$862,500	$977,500
	7/1/2018				8,268	$459,287	8,268	$459,287

David Vergo	N/A	$427,500	$585,000	$675,000
	7/1/2018				3,451	$191,703	5,176	$287,526

Brian P. Weber	N/A	$413,250	$565,500	$652,500
	4/1/2018				5,000	$244,050	—	$—
	7/1/2018				3,336	185,315	5,838	324,300

_______________________

(1)
The fair value of the awards is computed in accordance with FASB ASC Topic 718. For a description of the assumptions used in determining these values, see Note 17, “Stock-Based Compensation,” to our financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

(2)
As described in the table above, the CEO Annual Incentive Bonus Plan calculation resulted in a maximum potential cash bonus of $3,795,000. However, the CEO Annual Incentive Bonus Plan also provided that, notwithstanding the level of achievement of each of the performance goals established by the Committee for any fiscal year, the maximum bonus to be awarded under the CEO Annual Incentive Bonus Plan for any of the fiscal years between 2014 and 2018 was limited to $3,000,000.

Outstanding Equity Awards At Fiscal Year-End
The following table sets forth the equity awards held at December 31, 2018 by each of the Named Executive Officers.

	Option Awards				Stock Awards
Name	Number of Shares Underlying Unexercised Stock Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares that Have Not Vested	Market Value of Shares that Have Not Vested
Alan S. McKim	—	—	—	—	34,252	$1,690,336
Michael L. Battles	—	—	—	—	42,636	$2,104,109
Eric W. Gerstenberg	—	—	—	—	62,790	$3,098,664
David Vergo	—	—	—	—	24,825	$1,225,109
Brian P. Weber	—	—	—	—	38,475	$1,898,731

Option Exercises and Stock Vested

The Company has not granted any stock options to its Named Executive Officers during the past ten years, and no stock options were either exercised during 2018 or held at year-end by any Named Executive Officer. The following table shows for each Named Executive Officer the aggregate number of restricted shares vested during 2018, including time-based shares and any performance-based shares, and the value of those shares upon vesting using the closing price of the Company's Common Stock on the vesting date. The high and low closing prices of the Company's Common Stock in 2018 were $72.50 and $44.75, respectively. The closing price at December 31, 2018 was $49.35. No stock appreciation rights (“SARs”) were exercised during 2018 or held by such individuals at year-end.

	Stock Awards
Name	Number of Shares Vested	Value Realized on Vesting
Alan S. McKim	5,000	$244,050
Michael L. Battles	14,286	$807,104
Eric W. Gerstenberg	22,450	$1,141,862
David Vergo	4,933	$276,108
Brian P. Weber	12,188	$615,591

Potential Payments Upon Termination or Change Of Control

The following table sets forth for each of the Named Executive Officers the amounts which would potentially become payable under existing plans and arrangements if the executive's employment had been terminated or a change of control had occurred on December 31, 2018. These potential payments reflect the executive's level of compensation and term of service as of such date.

Name	Benefit(1)	Before Change in Control Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Change in Control(3)
Alan S. McKim	Restricted Stock Vesting Acceleration	$—	$—	$—
	Key Employee Retention Plan	$—	$—	$—
Michael L. Battles	Restricted Stock Vesting Acceleration	$—	$—	$2,104,109
	Key Employee Retention Plan	$425,000	$—	$425,000
Eric W. Gerstenberg	Restricted Stock Vesting Acceleration	$—	$—	$3,098,664
	Key Employee Retention Plan	$1,150,000	$—	$1,150,000
David Vergo	Restricted Stock Vesting Acceleration	$—	$—	$1,225,109
	Key Employee Retention Plan	$450,000	$—	$450,000
Brian P. Weber	Restricted Stock Vesting Acceleration	$—	$—	$1,898,731
	Key Employee Retention Plan	$435,000	$—	$435,000
__________________________

(1)	The fair value of the restricted stock is computed using the December 31, 2018 closing stock price of $49.35.

(2)
Executive is eligible for payment of base salary until the first to occur of either (i) one year (or two years for Mr. Gerstenberg) or (ii) earlier employment, as well as up to one year (or two years for Mr. Gerstenberg) of continued medical, dental, life insurance and other benefits, if any, and $15,000 (or $10,000 for Mr. Weber) in out-placement services. In addition, Mr. Gerstenberg is eligible to receive a bonus for the year in which his employment is terminated equal to the average of his bonuses over the past two years.

(3)	Assumes employment is terminated either (i) for any reason within 30 days after a change of control or (ii) without cause within one year after a change of control.
Pay Ratio Information
As a result of the Dodd-Frank Act, the SEC requires disclosure of the relationship between the annual total compensation of our Chief Executive Officer ("CEO") and our median employee. For 2018:

•	The annual total compensation of the median employee identified was $64,734.

•	The annual total compensation of our CEO was $4,946,873.
As a result, for 2018, our CEO pay ratio was approximately 76:1.
To calculate the ratio above, we used the same median employee which we had identified as of December 31, 2017 for purposes of our 2018 proxy statement. That median employee was identified from a list of Company employees, whether employed on a full-time, part-time basis or temporary as of December 31, 2017, excluding our CEO. To determine that median employee, we reviewed the 2017 earnings of each listed employee during 2017, converted to U.S. dollars at appropriate exchange rates for non-U.S. employees and annualized for any full-time employee who did not work for the entire year. We did not apply any cost-of-living adjustments nor did we use any form of statistical sampling. We believe there have been no changes in our employee population or our compensation arrangements in 2018 that would result in a material change in our pay ratio disclosure or our median employee. After identifying that median employee, we calculated the annual total 2018 compensation of such employee in accordance with SEC Regulation S-K, Item 402(c)(2)(x) requirements for reporting total compensation in the Summary Compensation Table, and then compared the 2018 compensation of such median employee to the 2018 compensation of our CEO as reported in the Summary Compensation Table above in this proxy statement.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Item 2 on Proxy Form)

The Company's Board of Directors is seeking an advisory vote from the Company's shareholders to approve the compensation of the Company's Named Executive Officers, as described in the “Compensation Discussion and Analysis,” the executive compensation tables and other executive compensation disclosures in this proxy statement. Acting in response to the advisory vote taken by the Company's shareholders at the 2017 annual meeting, the Company's Board of Directors has determined to hold such a “say-on-pay” advisory vote on an annual basis.

As discussed under “Compensation Discussion and Analysis” in this proxy statement, the Board's Compensation Committee, with assistance from its independent consultant, has structured the Company's compensation programs to emphasize pay for performance. The compensation opportunities provided to the Company's Named Executive Officers, as well as the Company's other executives, are highly dependent on the Company's and the individual's performance, which in turn drives the enhancement of shareholder value. The Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve the Company's corporate objectives and to align with the interests of the Company's long-term shareholders.

Shareholders have the opportunity to vote for or against or to abstain from voting on the following non-binding resolution relating to executive compensation:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the executive compensation tables and other executive compensation disclosures in this proxy statement.”

In deciding how to vote on this proposal, shareholders are encouraged to consider the description of the Compensation Committee's executive compensation philosophy and its decisions in “Compensation Discussion and Analysis,” as well as the following items:

•
All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of compensation program designs, practices and amounts awarded to the Company's executive officers. The Committee has engaged and received advice from CFS Consulting, Inc., an independent third-party compensation consulting firm which has not provided other services to the Company. The Committee and that consultant selected a peer group of companies, taking into account the compensation consultant's recommendations, to compare to the Company's executive officers' compensation.

•	The Committee has established an executive compensation program that attracts and retains talented executives and aligns executive performance with the creation of shareholder value.

•	The Company has not granted stock options to any of its executive officers in the past ten years.

•
The Committee believes in pay-for-performance. Except for relatively modest base salaries and benefits and a relatively small portion of long-term equity incentives in the form of restricted shares which vest over time subject to continued employment (with the majority of restricted shares being performance-based), the long-term incentive program is entirely performance-based. Performance-based restricted shares awarded to the Named Executive Officers become vested only if performance is achieved and shares will not become vested simply with the passage of time.

•
The Committee's actions reflect its pay-for-performance philosophy. Because of the Company’s strong performance during 2018, 100% of the cash bonuses which could potentially have become payable for that year under the Company's CEO Annual Incentive Bonus Plan (for the CEO) and 99% of the total cash bonuses which could potentially have been payable under the Management Incentive Plan (for senior managers other than the CEO) were paid. In addition, approximately 35% (for all participants excluding the CEO) and 50% (for all participants including the CEO), respectively, of the total performance-based restricted shares granted under the Company's 2017/2018 and 2018/2019 Long-Term Equity Incentive Programs, respectively, were achieved during 2018 and will vest over periods no later than December 31, 2020 (subject to continued employment).

•	The Company has not entered into employment agreements with its CEO or most of its other executive officers.

•	Tax gross-ups are not provided to any executive officers.

•
Under the Company's Key Employee Retention Plan, the CEO has no right to severance payments upon a Change of Control of the Company and each of the other Named Executive Officers would be entitled to receive such payments only on a “double trigger” basis (which requires that an actual loss of employment or significant change of position occur as a result of the Change of Control). Although the restricted stock awards which have been granted to the Company's Named Executive Officers would provide for acceleration of vesting upon a Change of Control, those awards define “Change of Control” to require an actual change in ownership of at least 50% of the Company's outstanding shares or of a majority of the Company's Board of Directors.

•	The Company has significant stock ownership guidelines for directors and executive officers.

•
The Committee values the shareholders’ opinions on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding its executive compensation program.

The foregoing advisory resolution on approval of executive compensation will require the affirmative vote of the holders of a majority of the shares represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such proposal. The Board of Directors recommends that shareholders vote “FOR” such advisory proposal.

APPROVAL OF 2019 CEO ANNUAL INCENTIVE BONUS PLAN
(Item 3 on Proxy Form)
The Company's Board of Directors is requesting that the shareholders approve the Company's 2019 CEO Annual Incentive Bonus Plan (the “New CEO Annual Incentive Bonus Plan”), which was approved by the Compensation Committee of the Company's Board of Directors on March 13, 2019 and by the full Board on March 14, 2019. If approved by the shareholders, the CEO Annual Incentive Bonus Plan will become effective as of January 1, 2019 and will succeed and replace the Company's 2014 Annual CEO Incentive Plan (the “Prior CEO Annual Incentive Bonus Plan”). The Prior CEO Incentive Bonus Plan was, with certain amendments thereto, approved by the shareholders at the 2013 annual meeting and amended at the 2014 and 2017 annual meetings, and CEO bonuses were calculated and paid thereunder for each of the five fiscal years ended on or prior to December 31, 2018. The Prior CEO Incentive Bonus Plan terminated in accordance with its terms after the calculation and payment of the CEO bonus for the year ended December 31, 2018. The terms of the New CEO Annual Incentive Bonus Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the New CEO Incentive Bonus Plan, which is set forth as Appendix A to this proxy statement.
General
The purposes of the New CEO Annual Incentive Bonus Plan are to (i) provide an incentive each year for performance of the Company's Chief Executive Officer (the “CEO”) by making a significant percentage of the CEO's total cash compensation dependent upon the level of the Company's performance attained for the year and (ii) establish in advance certain terms and procedures which will be applicable to calculation and payment of bonuses under the New CEO Annual Incentive Bonus Plan. As described earlier in this proxy statement under “Compensation Discussion and Analysis - Accounting and Tax Considerations,” because of changes in Section 162(m) of the Internal Revenue Code (the “Code”) which became effective for fiscal years ending after December 31, 2017, the New CEO Annual Incentive Bonus Plan (unlike the Prior CEO Annual Incentive Bonus Plan) does not seek to allow full deductibility of the bonus portion of the CEO compensation expense under Section 162(m) of the Code.
In accordance with Massachusetts law and the Company’s organizational documents, the Company’s Board of Directors and the Compensation Committee thereof have authority to award cash bonuses to the CEO without qualifying such bonuses under a plan approved by the Company’s shareholders. However, in light of the “pay-for- performance” objective which the Board and the Committee have used and intend to continue to use for determining bonuses payable to the CEO, the Company’s Board of Directors and the Compensation Committee believe it is in the best interests of the shareholders that such bonuses continue to be based on achievement of performance goals established by the Compensation Committee near the beginning of each fiscal year and calculated and paid in accordance with the other terms of the New CEO Annual Incentive Bonus Plan. Those performance goals and other terms are generally similar to those under the Prior CEO Annual Incentive Bonus Plan, pursuant to which bonuses were calculated and paid to the CEO for each of the five fiscal years ended on or prior to December 31, 2018.
Unlike the Prior CEO Annual Incentive Bonus Plan, which contained a $3.0 million limit on the amount of the bonus which could be paid for any year under that Plan, the New CEO Annual Incentive Bonus Plan does not contain such a limit. The Prior CEO Annual Incentive Bonus Plan contained such a limit in order to comply with Section 162(m) of the Code as in effect for years ending on or prior to December 31, 2017. Because of the changes in Section 162(m) which became effective for years ending after December 31, 2017, bonuses paid under the New CEO Incentive Bonus Plan will likely not be deductible in any event, and therefore inclusion of such a limit in the New CEO Annual Incentive Bonus Plan would likely provide no tax benefit. Furthermore, the Compensation Committee retains the right to establish such a limit on the amount of any bonus payable to the CEO for any year. As in past years, the Compensation Committee generally intends to award cash bonuses to the CEO in accordance with the New CEO Annual Incentive Bonus Plan, but the Company’s Board and Compensation Committee will retain discretion to grant other bonuses if the Board and the Committee determine that would be in the best interest of the Company and its shareholders.
Administration
The New CEO Annual Incentive Bonus Plan will be administered by the Compensation Committee (the “Committee”) of the Company's Board of Directors, which is appointed by the full Board of Directors and consists of not less than two members of the Board, each of whom must be both (i) an “outside” director as defined in Section 162(m) of the

Code and (ii) an “independent director” under the listing requirements of the New York Stock Exchange. As now constituted, the Committee consists of Thomas J. Shields, Chair, Edward Galante, John T. Preston and Andrea Robertson.
Annual Incentive Bonuses
Under the New CEO Annual Incentive Bonus Plan, the CEO's annual incentive bonuses will become potentially payable if the Company meets certain performance criteria selected by the Committee for each year the New CEO Annual Incentive Bonus Plan is in effect ("Performance Criteria"). For each such Performance Criteria, the Committee may also determine Threshold and Maximum levels of achievement and the respective amounts of bonus which may potentially become payable based on each such level of achievement. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Performance Criteria shall be calculated if the actual level of achievement relating to such Performance Criteria during any year is between such Threshold and Maximum levels.
Under the New CEO Annual Incentive Bonus Plan, the Performance Criteria may be based on one or more of the following: the Company's consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization, with such adjustments as are then described in the Company's credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, return on total assets (excluding excess cash), return on long-term assets, return on invested capital, return on shareholder equity, total shareholder return, Adjusted Return on Invested Capital (“Adjusted ROIC”), health, safety and compliance statistics (“HS&C Compliance”), cash flow from operations, cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals (“Free Cash Flow”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on an absolute performance under such measure or measures for the year and/or upon a comparison of such performance with the performance in a prior period or the performance of a peer group of companies. Furthermore, while the Performance Criteria will be based on one or more of the amounts described above, the Committee may adjust any such amounts reported in the Company's financial statements to the extent the Committee determines such adjustments are appropriate to deal with matters (such as, for example, the impact on reported earnings of changes in foreign currency conversion ratios) over which the CEO has no control.
On or before the 90th day of each year, the Committee will determine the Performance Criteria for such year and the respective amounts of bonus which can become potentially payable at each of a Threshold and Maximum level of achievement for each such Performance Criteria. If the Committee establishes Threshold and Maximum levels of achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Performance Criteria shall be calculated if the actual level of achievement relating to such Performance Criteria during any year is between such Threshold and Maximum levels. The Performance Criteria and the related levels of achievement, as established by the Committee, must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each level have been achieved and (2) the total dollar amount of the bonus for each year which has become potentially payable based on such performance. Once the Committee has established for any year the Performance Criteria and the related Threshold and Maximum levels of achievement, the Committee may thereafter change those Performance Criteria or levels for that year only if and to the extent the Committee determines such a change is in the best interests of the Company’s shareholders in order to either (i) reflect extraordinary events (such as, without limitation, a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles) which affect the calculation of such Performance Criteria or levels and which become effective during such year or (ii) respond to input received from the Company’s shareholders.
Within 75 days following the end of each year, the Committee will determine and certify in writing to the full Board whether or not each of the Performance Criteria has been satisfied and, if so, at what level, and the amount, if any, of the total bonus potentially payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of the bonus, as certified by the Committee, will be payable to the CEO on or before March 15 of the year following the award year. However, all bonuses paid to the CEO under the New CEO Annual Incentive Bonus Plan shall be subject to potential subsequent repayment by the CEO to the extent, if any, required by any clawback or similar policy adopted by the Board or the Committee from time to time.

Amount of Potential Annual CEO Bonuses
The Company cannot now predict the amount, if any, which the CEO may receive in the future under the New CEO Annual Incentive Bonus Plan if it is approved by the shareholders and becomes effective as of January 1, 2019. However, the provisions of the New CEO Annual Incentive Bonus Plan are generally similar to those of the Prior CEO Annual Incentive Bonus Plan under which CEO bonuses were calculated for each of the five fiscal years ended on or prior to December 31, 2018, which were $3,000,000 for 2018, $930,196 for 2017, $-0- for 2016, $350,000 for 2015, and $412,196 for 2014.
Term of the Plan
If the shareholders approve the New CEO Annual Incentive Bonus Plan at the annual meeting, the New CEO Annual Incentive Bonus Plan will become effective as of January 1, 2019 and will remain in effect through payment of the bonus (if any) to the CEO for the year ending December 31, 2023, unless the New CEO Annual Incentive Bonus Plan is earlier terminated by the Board or the Board's Compensation Committee. The Board or the Committee may amend, suspend or terminate the New CEO Annual Incentive Bonus Plan at any time.
Miscellaneous
A CEO may receive a pro rata portion of an annual incentive bonus otherwise potentially payable based on the Company's performance if the CEO's employment terminates during the year due to death, disability or retirement. An individual who becomes CEO during the year may receive a pro rata award based on the original terms of the bonus, or the Committee may establish separate bonus terms based on the Company's performance for all or part of the remainder of the year. If a change in control, as defined in the New CEO Annual Incentive Bonus Plan, of the Company occurs during a year for which Performance Criteria have been established, the Performance Criteria will be deemed to have been achieved at the midpoint between the Threshold and Maximum levels, and a pro rata portion of the annual incentive bonus so determined for that year shall be payable immediately. Except as set forth above in this paragraph, an individual must be employed as CEO during the entire fiscal year in order to become potentially entitled to receive an annual incentive bonus for that year under the New CEO Annual Incentive Bonus Plan.
Vote Required for Approval
Approval of the New CEO Annual Incentive Bonus Plan will require the affirmative vote of the holders of a majority of the shares of common stock represented and cast at the meeting. Abstentions on the proposal to approve the New CEO Annual Incentive Bonus Plan (whether by reason of marking the “abstain” box on a proxy card or as a result of broker “non-votes”) will not be taken into account in the voting. If the New CEO Annual Incentive Bonus Plan is not approved by the shareholders, the Company's Board of Directors anticipates that it will, acting on the recommendation of the Committee, likely grant in the future potential bonuses to the CEO similar to those paid (based on satisfaction of Performance Criteria established each year by the Committee) under the Prior CEO Annual Incentive Bonus Plan for the five years ended on or prior to December 31, 2018 described above.
The Board of Directors recommends that shareholders vote “FOR” approval of the New CEO Annual Incentive Bonus Plan. Unless otherwise specified thereon, proxies received in the accompanying form will be voted in favor of approval of the New CEO Annual Incentive Bonus Plan.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item 4 on Proxy Form)

Selection of the Company's Independent Registered Public Accountant

Under applicable law and the procedures adopted by the Company's Board of Directors, the Audit Committee of the Company's Board of Directors (the "Audit Committee") is responsible for appointment, compensation and oversight of the Company's independent registered public accounting firm for each fiscal year. The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) to serve as the Company's independent registered public accounting firm for the year ending December 31, 2019. Deloitte has previously served as the Company's independent registered public accounting firm commencing with the year ended December 31, 2005. In deciding to engage Deloitte, the Audit Committee reviewed auditor independence issues, qualifications, past experience and the existing commercial relationships with Deloitte. The Committee decided that Deloitte has no commercial relationship with the Company that would impair its independence. The Committee believes selection of Deloitte is in best interest of the Company and its shareholders. Representatives of Deloitte are expected to be present at the annual meeting to respond to appropriate questions and have the opportunity to make a statement if they so desire.

The Audit Committee Chair is directly involved in selecting the lead engagement partner to ensure that the lead engagement partner is appropriately qualified to lead the Clean Harbors audit. Throughout the year, the Audit Committee Chair meets one on one with the lead engagement partner to promote a candid and thorough dialogue. The Audit Committee also meets with the lead engagement partner in executive sessions of certain Audit Committee meetings to discuss the audit and any other relevant matters. During the two most recent fiscal years of the Company ended December 31, 2018 and 2017, the Company did not consult with Deloitte regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of the SEC’s Regulation S-K.

Although shareholder ratification of the Audit Committee's selection of the independent registered public accounting firm is not required by law or the procedures adopted by the Company's Board of Directors, the Committee's selection of Deloitte as the Company's independent registered public accounting firm for 2019 is being submitted for ratification by the shareholders at the annual meeting because the Company's Board of Directors has determined that such ratification is a matter of good corporate governance practice. If this proposal is not approved at the annual meeting, the Audit Committee may reconsider its selection of Deloitte. Even if the selection of Deloitte is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Audit and Related Fees

The Company retained Deloitte to audit the Company's consolidated financial statements and provide certain other services for the two years ended December 31, 2018 and 2017. The aggregate fees and expenses billed for 2018 and 2017 for these services were as described in the following table:

	For the Year
	2018	2017
Audit Fees	$2,656,172	$2,745,772
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,895	1,895
	$2,658,067	$2,747,667

Audit Fees ($2,656,172 for 2018 and $2,745,772 for 2017) include fees and expenses for services rendered in connection with the audits of the Company's consolidated annual financial statements and internal controls over financial reporting, reviews of quarterly financial statements included in the Company's Quarterly Reports on Form 10-Q, and services that are normally provided by independent auditors for those fiscal years.
Audit-Related Fees ($0 for each of 2018 and 2017) would include fees and expenses for assurance and related services that would be reasonably related to the performance of the audit or review of the Company's financial statements for the period and would not be reported above under “Audit Fees.”

Tax Fees ($0 for each of 2018 and 2017) would include fees and expenses for tax planning, U.S. and foreign tax compliance, and other general consultation and advice for which the Company paid $0 for 2018 and 2017.
All Other Fees ($1,895 for each of 2018 and 2017) include fees and expenses for services which do not fall within the categories described above. In 2018 and 2017, the fees disclosed under this category included a subscription to Deloitte's Accounting and Research Tool.
The Audit Committee of the Board of Directors follows procedures designed to ensure that all audit and permitted non-audit services provided by the Company's independent registered public accounting firm are pre-approved by the Audit Committee. All of the services described above for 2018 and 2017 were pre-approved by the Audit Committee. The Audit Committee has discussed these matters with the Company's independent registered public accounting firm. The Audit Committee also monitors the Company's compliance with restrictions put in place to continue to ensure that the services provided by the Company's independent registered public accounting firm are consistent with the maintenance of that firm's independence in the conduct of its auditing functions.
Audit Committee Report
The Audit Committee of the Board of Directors (the “Committee”) is now comprised of the four directors named below. The Company's Board of Directors has determined that each member of the Committee is an independent director (as independence is defined in the listing standards of the New York Stock Exchange applicable to membership on audit committees). In addition, the Company's Board of Directors has determined, based upon their education and experience, that each of Andrea Robertson and Thomas J. Shields is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of that charter, as most recently revised by the Board of Directors on December 13, 2018, is available on the Company's website at www.cleanharbors.com.
The Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements, and with the Company's independent registered public accounting firm. The Company's independent registered public accounting firm is responsible for expressing opinions on the Company's audited financial statements in accordance with generally accepted accounting principles and on the Company's internal controls over financial reporting based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Committee has discussed with the Company's independent registered public accounting firm, which was Deloitte & Touche LLP for 2018 and 2017, the matters that are required to be discussed by applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and Rule 2-07 of Regulation S-X of the SEC - “Communication with Audit Committees.” Deloitte & Touche LLP has also provided to the Committee their letter required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and the Committee discussed with Deloitte & Touche LLP the firm's independence. The Committee also considered whether the provision by Deloitte & Touche LLP of non-audit related services, which for 2018 and 2017 there were none, is compatible with the independence standard.
Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by Deloitte & Touche LLP for 2018 and 2017 be included in the Company's Annual Report on Form 10-K for 2018, and the Committee has appointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2019. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

Andrea Robertson, Chair
Thomas J. Shields
Lauren States
John Welch

Ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting and voted on such proposal. Unless otherwise specified therein, shares represented by the accompanying form of proxy will be voted at the meeting in favor of such ratification. The Board recommends that shareholders vote “FOR” such ratification.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons (except for certain institutional investors) who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports filed, or written representations from certain reporting persons, the Company believes that during 2018 such filing requirements were satisfied on a timely basis except that Sharon Gabriel and Robert Speights were each late in filing one Form 3 and Eugene Banucci and Jeffrey Knapp were each late in filing one Form 4.
SHAREHOLDER PROPOSALS
Proposals which qualified shareholders intend to present at the 2020 Annual Meeting and request be included in the Company’s proxy statement for that meeting in accordance with Rule 14a-8 (“Rule 14a-8”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be delivered to the Company prior to the close of business on December 27, 2019. Any such proposal must be delivered to the Company’s Secretary at Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office. Shareholders are referred to Rule 14a-8 for a description of the relevant requirements for proposal submission.
Shareholders of record who do not submit proposals for inclusion in the proxy statement but who intend to submit a proposal at the 2020 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide advance written notice. Such notice must be delivered to the Company’s Secretary at the address described above (i) in the case of director nominations, not less than 60 days nor more than 90 days prior to the date of the 2020 Annual Meeting (which the Company will announce early in 2020) and (ii) in the case of other proposed business, no later than January 7, 2020. The written notice must satisfy certain requirements specified in the Company's By-Laws. A copy of the Company's Amended and Restated By-Laws as now in effect is available over the Internet at the SEC's website at http://www.sec.gov as Exhibit 3.4D to the Company's Report on Form 8-K filed on December 22, 2014, and may also be obtained without cost by writing to Clean Harbors, Inc., 42 Longwater Drive, Norwell, MA 02061, Attention: Executive Office.
OTHER INFORMATION

Copies of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including the financial statements and financial statement schedule, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through the Company's website (www.cleanharbors.com) as soon as reasonably practicable after the Company electronically files the material with or furnishes it to the SEC. The Company's filings are also available on the website maintained by the SEC at www.sec.gov. The Company's Corporate Governance Guidelines, the charters of the Committees of the Board, and Code of Conduct, which applies to all of the Company's directors, employees and officers, including the Chief Executive Officer and Chief Financial Officer, are also available on the Company's website. Printed copies of these materials are available free of charge (except for the costs of duplication and mailing in the case of exhibits to such documents) to shareholders who request them in writing from Clean Harbors, Inc., 42 Longwater Drive, Norwell, Massachusetts 02061-9149, Attention: Executive Office. Information on the Company's website or connected to it is not incorporated by reference into this proxy statement.

OTHER MATTERS

Except for the matters set forth above, management knows of no other matter which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Secretary
April 24, 2019

THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, PLEASE AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY MAIL AS DESCRIBED IN THE E-PROXY NOTICE OR PROXY CARD YOU RECEIVE.

Appendix A
CLEAN HARBORS, INC.
2019 CEO ANNUAL INCENTIVE BONUS PLAN

1.	Purposes.
The purposes of the Clean Harbors, Inc. 2019 Annual CEO Incentive Bonus Plan (the “Plan”) are to (i) provide each year an incentive for performance of the Company’s Chief Executive Officer (the “CEO”) by making a significant percentage of the CEO’s total cash compensation dependent upon the level of the Company’s performance attained for the year and (ii) establish in advance certain terms and procedures which will be applicable to future bonuses under the Plan. The Plan succeeds and replaces, for Plan Years commencing with the Plan Year beginning on January 1, 2019, the Company’s prior Annual CEO Incentive Bonus Plan under which bonuses payable to the CEO for five Plan Years through the Plan Year ended December 31, 2018 have been calculated.

2.	Definitions in Last Section.
Unless defined where the term first appears in the Plan, capitalized terms shall have the respective meanings set forth in Section 6.

3.	CEO Annual Incentive Bonus.
(a)    Establishment of Potential Annual Incentive Bonus. On or before the 90th day of each Plan Year, the Committee shall determine and set forth in writing the Performance Criteria for such Plan Year, and, where deemed appropriate by the Committee, Threshold and Maximum Levels of Achievement for each such Performance Criteria, and the respective amounts of bonus which may potentially become payable based on attainment of each such Level of Achievement. If the Committee establishes Threshold and Maximum Levels of Achievement for any Performance Criteria, the Committee shall also determine how the amount of the potential bonus associated with such Criteria shall be calculated if the actual level of achievement relating to such Criteria during any Plan Year is between such Threshold and Maximum Levels. Each of the Performance Criteria and the Levels of Achievement must be objective such that a third party having knowledge of the relevant facts could determine (1) whether or not the Performance Criteria at each such Level of Achievement has been achieved and (2) the total dollar amount of the Annual Incentive Bonus (if any) for each Plan Year which has become potentially payable based on such performance. Once the Committee has established for any Plan Year the Performance Criteria and the related Levels of Achievement, the Committee may thereafter change those Criteria or Levels for that year only to the extent the Committee determines such a change is in the best interests of the Company’s shareholders in order to either (i) reflect extraordinary events (such as, without limitation, a material acquisition or divestiture or changes in accounting methods as determined under generally accepted accounting principles) which affect the calculation of such Criteria or Levels and which become effective during such Plan Year or (ii) respond to input received from the Company’s shareholders.
(b)    Determination and Certification of Incentive Bonus Amount. Within 75 days following the end of each Plan Year, the Committee shall determine and certify in writing to the Board whether or not each of the Performance Criteria has been satisfied and, if so, at what Level of Achievement, and the amount, if any, of the total Annual Incentive Bonus which has become potentially payable to the CEO. The Committee may decrease, but may not increase, the amount of the potential Annual Incentive Bonus for each Performance Criteria as calculated pursuant to the terms originally established by the Committee. The amount of any Annual Incentive Bonus, as so certified by the Committee, shall be communicated in writing to the CEO and shall be payable to the CEO as provided in Section 3(f).
(c)    Definition of Accounting Terms. Unless otherwise so determined by the Committee and reflected in the terms of the potential Annual Incentive Bonus established pursuant to Section 3(a), accounting terms used by the Committee in establishing the Performance Criteria and the Levels of Achievement shall be defined, and the results based thereon shall be measured, in accordance with generally accepted accounting principles as applied by the Company in preparing its consolidated financial statements and related financial disclosures for the Plan Year, as included in its reports filed with the Securities and Exchange Commission. Notwithstanding the foregoing, the term “Adjusted EBITDA” shall be calculated in accordance with the Company’s then outstanding credit agreement or as then stated in the Company’s reports filed with the Securities and Exchange Commission.

(d)    Employment Requirement for Annual Incentive Bonus Payment and Exceptions Thereto.

(i)
Except as provided in Section 3(d)(ii), payment of an Annual Incentive Bonus to a Participant for a Plan Year shall be made only if, and to the extent that, the foregoing requirements of this Section 3 have been met with respect to that Plan Year and, except as set forth in Section 3(f), only if the Participant has been employed by the Company as its CEO for the entire Plan Year (from the first day of the Plan Year through the last day of the Plan Year).

(ii)
If, under circumstances described in this Section 3(d)(ii), a Participant has been employed by the Company as its CEO for only part of a Plan Year, a pro-rata Annual Incentive Bonus shall be paid to the Participant. The pro-rata Annual Incentive Bonus shall be calculated by multiplying the Annual Incentive Bonus which would be payable if such employment had been for the entire Plan Year by a fraction, the numerator of which shall be the Participant’s days of such employment during the Plan Year (except as provided in Section 3(d)(ii)(D)) and the denominator of which shall be 365. The circumstances under which such a pro-rata Annual Incentive Bonus shall become payable with respect to a Plan Year are the following:

(A)
the Participant’s employment terminated during the Plan Year under circumstances which qualify the Participant for retirement (including early retirement) under the Company’s Section 401(k) Plan (or any successor plan thereto);

(B)	the Participant died during the Plan Year;

(C)	the Participant became the CEO of the Company during the Plan Year and remained so employed on the last day of the Plan Year; or

(D)
the Participant was disabled (within the meaning of the Company’s long-term disability plan) during part of the Plan Year, in which event the numerator of the fraction used to calculate the pro-rata Annual Incentive Bonus shall be either the days of the Plan Year during which the Participant was actively at work or such other number (which shall not be more than 365) as is determined by the Committee in its sole discretion.

(e)    Time of Payment; Termination for Cause; Potential Clawback. Except as provided in Section 3(f), any Annual Incentive Bonus to which a CEO becomes entitled under this Section 3 with respect to a Plan Year shall be paid in a lump sum cash payment as soon as practicable after the amount thereof is determined by the Committee, but not later than the March 15 immediately following completion of the Plan Year. However, all bonuses paid to the CEO under the Plan shall be subject to potential subsequent repayment by the CEO to the extent, if any, required by any clawback or similar policy adopted by the Board or the Committee from time to time. Notwithstanding any of the foregoing provisions of the Plan, if the employment of a Participant has been terminated for cause (as determined in the sole discretion of the Committee prior to the occurrence of any Change in Control) at any time before the Company has paid the Participant’s Annual Incentive Bonus with respect to a Plan Year, no Annual Incentive Bonus shall be paid to the Participant with respect to such Plan Year. For purposes of the Plan, after a Change in Control has occurred, the Committee shall have no power to determine that a termination of a Participant’s employment was made for cause and the Participant shall have no obligation to repay any such Bonus previously received based on a change in any clawback or similar policy adopted by the Board or the Committee subsequent to such Change of Control.
(f)    Change in Control. Notwithstanding any other provision of the Plan to the contrary, (i) if a Change in Control of the Company shall occur following completion of a Plan Year as to which the actual Annual Incentive Bonus to be paid has been determined but such Bonus has not yet been paid, such Bonus shall be paid immediately in cash, (ii) if a Change in Control shall occur following completion of a Plan Year as to which the actual Bonus to be paid has not yet been determined, such Annual Incentive Bonus shall be immediately determined and paid in cash, and (iii) if a Change in Control shall occur during a Plan Year as to which a potential Annual Incentive Bonus has been established but the actual Annual Incentive Bonus to be paid has not yet been determined, such Plan Year shall be deemed to have been completed, each of the Performance Criteria shall be deemed to have been satisfied at the midpoint between the Threshold and Maximum Levels of Achievement, and a pro rata portion of the Annual Incentive Bonus so determined for such partial Plan Year (based on the number of full and partial months which have elapsed with respect to such Plan Year) shall be paid immediately in cash to the Participant.

4.	Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan including, without limitation, to construe and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan.
The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by unanimous written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.
No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Annual Incentive Bonus hereunder.

5.	General Provisions.
(a)    No Right to Continued Employment. Nothing in the Plan or in any potential Annual Incentive Bonus hereunder shall confer upon any Participant the right to continue in the employ of the Company either as the CEO or in any other capacity or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.
(b)    Withholding Taxes. The Company shall deduct from all payments under the Plan any taxes required to be withheld by federal, state or local governments.
(c)    Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Additionally, the Committee may make such amendments as it deems necessary to comply with any applicable laws, rules and regulations.
(d)    Participant Rights. No Participant in the Plan for a particular Plan Year shall have any claim to be granted any Annual Incentive Bonus under the Plan for any subsequent Plan Year. Furthermore, there is no obligation for uniformity of treatment of Participants in the event that more than one Participant shall potentially be entitled to receive an Annual Incentive Bonus with respect to any Plan Year or any subsequent Plan Year.
(e)    Unfunded Status of Annual Incentive Bonuses. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments which at any time are not yet made to a Participant with respect to an Annual Incentive Bonus, nothing contained in the Plan or any related document shall give any such Participant any rights that are greater than those of a general creditor of the Company.
(f)    Nonalienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No potential right to receive any Annual Incentive Bonus hereunder shall in any manner be subject to any debts, contracts, liabilities, or torts of the person potentially entitled to receive such right or interest.
(g)    Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.
(h)    Effective Date and Shareholder Approval. The effective date of the Plan shall be January 1, 2019, provided that the adoption of the Plan has been approved by a majority of the votes cast at the 2019 annual meeting of the shareholders of the Company. Although the terms of a potential Annual Incentive Bonus may be established by the Committee prior to such shareholder approval of the Plan, any such Bonus shall be subject to such shareholder approval being obtained, and no payments in respect of such Bonus shall be made prior to or in the absence of such shareholder approval. Subject to such approval by the shareholders, the Plan shall continue in effect until payment of the Annual Incentive Bonus (if any) for the Plan Year ending December 31, 2023, unless earlier terminated by the Board or the Committee.

6.	Definitions.
The following terms, as used herein, have the following meanings:
(a)    “Annual Incentive Bonus” means any Annual Incentive Bonus to which a Participant may become potentially entitled pursuant to the Plan; provided, however, that the establishment by the Committee of a potential Annual Incentive Bonus with respect to a Participant pursuant to Section 3(a) does not, by itself, entitle the Participant to payment of any such Bonus until such Bonus becomes payable pursuant to other provisions hereof.
(b)    “Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act.
(c)    “Board” means the Board of Directors of the Company.
(d)    “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred during the term of the Plan:

(i)
any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (which term shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act)) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)
the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who on the effective date of the Plan constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the effective date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(e)    “Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.
(f)    “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.
(g)    “Committee” means the Compensation Committee of the Board, which shall consist during the term of the Plan of not less than two members of the Board, each of whom, at the time of appointment to the Committee and at all times during service as a member of the Committee, shall be both (i) an “outside director” as defined under Section 162(m) of the Code and (ii) an “independent director” within the meaning of the listing requirements of the primary stock exchange on which the common stock of the Company may then be listed.
(h)    “Company” means Clean Harbors, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, or (except as used in the definitions of Change in Control and Person in this Section 6) any successor corporation.
(i)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(j)    “Levels of Achievement” mean a Threshold Level of Achievement and a Maximum Level of Achievement which may be established by the Committee with respect to any Performance Criteria for each Plan Year.
(k)    “Maximum Level of Achievement” means a specified level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the maximum portion of an Annual Incentive Bonus, which is based on achievement of that Performance Criteria, to be earned.
(l)    “Participant” means an individual serving as CEO of the Company for whom a potential Annual Incentive Bonus is established by the Committee with respect to the relevant Plan Year.
(m)    “Performance Criteria” means one or more pre-established, objective measures of performance by the Company during a Plan Year selected by the Committee in its discretion to determine whether an Annual Incentive Bonus has become potentially payable in whole or in part. Performance Criteria may be based on one or more of the following: the Company’s consolidated revenues, consolidated earnings before interest, taxes, depreciation and amortization, with such adjustments as are then described in the Company’s credit agreement or reports then being filed by the Company with the Securities and Exchange Commission (“Adjusted EBITDA”), ratio of Adjusted EBITDA to consolidated revenues (“Adjusted EBITDA Margin”), earnings per share, return on total assets (excluding excess cash), return on long-term assets, return on invested capital, return on shareholder equity, total shareholder return, health, safety and compliance statistics (“HS&C Compliance”), cash flow from operations, cash flow from operations excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures and cash payments made in connection with early extinguishment of debt, less capital expenditures, net of disposals (“Free Cash Flow”), cost reductions, days of sales outstanding (“DSO”) (based upon the time of payment of the Company's outstanding billings), hiring of key executive officers, succession planning, financing or refinancing results, or implementation or expansion of a new line of business or programs. Such Performance Criteria may be based on the Company’s absolute performance under any such measure or measures for the year and/or upon a comparison of such performance with the performance of the Company in a prior period or the performance of a peer group of companies. Furthermore, while the Performance Criteria will be based on one or more of the amounts described above, the Committee may adjust any such amounts reported in the Company's financial statements to the extent the Committee determines such adjustments are appropriate to deal with matters (such as, for example, the impact on reported earnings of changes in foreign currency conversion ratios) over which the CEO has no control.

(n)    “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) any individual or entity (including the trustees (in such capacity) of any such entity which is a trust) which as of January 1, 2019 is, directly or indirectly, the Beneficial Owner of securities of the Company representing 5% or more of the combined voting power of the Company’s then outstanding securities or any Affiliate of any such individual or entity, including, for purposes of this Plan, any of the following: (A) any trust (including the trustees thereof in such capacity) established by or for the benefit of any such individual; (B) any charitable foundation (whether a trust or a corporation, including the trustees or directors thereof in such capacity) established by any such individual; (C) any spouse of any such individual; (D) the ancestors (and spouses) and lineal descendants (and spouses) of such individual and such spouse; (E) the brothers and sisters (whether by the whole or half blood or by adoption) of either such individual or such spouse; or (F) the lineal descendants (and their spouses) of such brothers and sisters.
(o)    “Plan” means this Clean Harbors, Inc. 2019 CEO Annual Incentive Bonus Plan, as amended from time to time.
(p)    “Plan Year” means the Company’s fiscal year, except that if a Participant becomes the CEO during a fiscal year, the Committee may establish a Plan Year for such Participant consisting of all or part of the remainder of such fiscal year. In case of a Plan Year which is less than a full calendar year, the Committee shall establish the terms of the potential Annual Incentive Bonus, as provided in Section 3(a), before 25% of such Plan Year has elapsed.
(q)    “Threshold Level of Achievement” means a minimum level of achievement of a Performance Criteria applicable to a Plan Year which must be attained for the minimum level of an Annual Incentive Bonus which is based on achievement of that Performance Criteria.

CLEAN HARBORS, INC.
ATTN: JENNYFER DE BARRY
42 LONGWATER DRIVE
P.O. BOX 9149
NORWELL, MA 02061-9149

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/04/2019 for shares held directly and by 11:59 P.M. ET on 06/02/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/04/2019 for shares held directly and by 11:59 P.M. ET on 06/02/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two (2) Class III members of the Board of Directors of the Company to serve until the 2022 annual meeting of the shareholders:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Andrea Robertson 02 Lauren C. States

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000420531_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com .

CLEAN HARBORS, INC.
Annual Meeting of Shareholders
June 5, 2019
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael L. Battles, C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of common stock of Clean Harbors, Inc. (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at 10:00 a.m., local time, on Wednesday, June 5, 2019, at the Company's training facility at 101 Philip Drive, Norwell, Massachusetts, located adjacent to the Company headquarters, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

This proxy, properly executed, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted (i) for the election of all nominees, (ii) for approval of the Company's 2019 CEO Annual Incentive Bonus Plan, and (iii) for ratification of the Audit Committee's selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the current fiscal year.

YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. SHAREHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Continued and to be signed on reverse side

0000420531_2 R1.0.1.18